Complete Appraisal in a
Self-Contained Report
Apartment Property
Springhill Lake Apartments
9164 Edmonston Road
Greenbelt, Prince George’s County, MD 20770
Prepared For:
Mr. James Badolato
Commercial Loan Analyst
GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044
Effective Date of the Appraisal:
April 20, 2004
Integra Realty Resources — Baltimore
File Number: 141-2004-0038
© 2004 by Integra Realty Resources

Springhill Lake Apartments
Greenbelt, MD

May 6, 2004
Mr. James Badolato
Commercial Loan Analyst
GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044

SUBJECT:	Market Value Appraisal Springhill Lake Apartments 9164 Edmonston Road Greenbelt, Prince George’s County, MD 20770 Integra Baltimore File No. 141-2004-0038
Dear Mr. Badolato:
Integra Realty Resources — Baltimore is pleased to transmit the self-contained report of a complete appraisal of the referenced property. The purpose of the appraisal is to develop an opinion of the market value of the leased fee interest (subject to several commercial leases) in the property as of April 20, 2004, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.
The report is prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions contained within this report.
The site has an area of 153.30 acres (per assessment records); it is improved with a three-story garden and two-story townhouse apartment community containing 2,899 units. The improvements were constructed in nine phases between 1962 and 1969 and contain 2,750,537 square feet of rentable floor area. As of the effective date of the appraisal, the property is 95% occupied.
IRR.
The Flagship Building • 11785 Beltsville Drive, Suite 150 • Beltsville, MD 20705-4025 • Phone: 301-586-9320 • Fax: 301-586-9322

Mr. James Badolato
GMAC Commercial Mortgage Corporation
May 6, 2004

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed herein, it is our opinion that the market value of the leased fee estate of the property, as of April 20, 2004, is
TWO HUNDRED EIGHT MILLION FIVE HUNDRED THOUSAND
DOLLARS
($208,500,000).
The preceding value conclusion is subject to the following Extraordinary Assumptions:
1.	Based upon the age of the improvements, there is the possibility that they contain asbestos and/or lead paint. Also, the site presently contains underground fuel storage tanks used for the storage of heating fuel. Our estimate of value is based upon the site being free of environmental hazards, which would negatively impact value.

2.	The value conclusions do not consider the contributory benefit of furniture, fixtures, and equipment such as leasing office and community room furniture, office furniture and equipment, and recreational amenities.

3.	Building plans were incomplete, and “as built” plans and location surveys were not available. Gross building and individual unit rentable floor areas are based upon information and construction drawings provided by management. We have relied upon measurement information provided by property management. Gross and rentable areas of the subject and comparables should be considered as the best estimates available for description purposes, but should not be relied upon for any other purpose.
If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.
Respectfully submitted,
Integra Realty Resources — Baltimore

Patrick C. Kerr, MAI, SRA	Jennifer L. McCoun
Managing Director	Analyst
Certified General Real Estate Appraiser	Real Estate Appraiser Trainee
Maryland Certificate #1100	Maryland License #11740

Springhill Lake Apartments	Table of Contents
TABLE OF CONTENTS

PAGE NO.
Summary of Salient Facts and Conclusions	1
General Information	3
Identification of Subject	3
Current Ownership and Sales History	3
Purpose, Property Rights and Effective Date	4
Intended Use and Intended User	4
Scope of Appraisal	4
Economic Analysis	6
Prince George’s County Area Analysis	6
Market Area Analysis	16
Apartment Market Analysis	22
Property Analysis	29
Description and Analysis of the Land	29
Description and Analysis of the Improvements	34
Real Estate Tax Analysis	52
Highest and Best Use Analyses	55
Valuation Analysis	57
Valuation Methodology	57
Insurable Value	58
Sales Comparison Approach	59
Income Capitalization Approach	66
Reconciliation	86
Certification	88
Assumptions and Limiting Conditions	91
Addenda
Qualifications of Appraiser(s)	Addendum A
Definitions	Addendum B
Subject Photographs	Addendum C
Financials and Property Information	Addendum D
Comparables	Addendum E
Improved Sales
Rentals
Operating Expenses
Letter of Authorization	Addendum F

© 2004 by Integra Realty Resources

Springhill Lake Apartments	Summary of Salient Facts and Conclusions
SUMMARY OF SALIENT FACTS AND CONCLUSIONS
PART ONE

Property	Springhill Lake Apartments
9164 Edmonston Road
Greenbelt, Prince George’s County, MD 20770
Census Tract Number	8067.03
Property Tax Identification Number(s)	18 accounts
Owner of Record	First Springhill Lake Associates, et al
Date of the Report	May 6, 2004
Effective Date of the Appraisal	April 20, 2004
Land Area	153.30 acres; 6,677,687 square feet
Number of Apartment Units	2,899
Rentable Floor Area (RFA)	2,750,537 square feet
Current Occupancy	95% (153 units vacant)
Year Built	Nine phases between 1962 and 1969
Zoning Designation	R-18 (majority of property) & C-A (one parcel),
Multifamily Medium Density Residential & Ancillary
Commercial
Floodplain Map Panel Number and Date	2452080015D; 12/15/1989
Floodplain Designation	C - Area of minimal flooding.
Real Estate Taxes, Year 2004-2005	$2,325,844
Highest and Best Use as Improved	Multifamily
Property Rights Appraised	Leased fee estate
Estimated Exposure Time and Marketing Period	Six months; Six months
Market Value Indications
Cost Approach	Not Applicable
Sales Comparison Approach	$206,000,000
Income Capitalization Approach	$208,500,000
Market Value Conclusion*	$208,500,000 ($71,921 per Unit)
Insurable Value	$171,000,000

*	The market value conclusion is subject to the Extraordinary Assumptions set forth in the letter of transmittal.

Springhill Lake Apartments	Summary of Salient Facts and Conclusions
PART TWO
UNIT MIX AND MARKET RENTS

	# of	Unit	Market	Market
Unit Type	Units	SF	Rent/Mo.	Rent/SF

One Bedroom/1 Bath	662	783	$900	$1.15
One Bedroom/1 Bath & Den	316	872	$980	$1.12
Two Bedroom/1 Bath	1280	971	$1,032	$1.06
Two Bedroom/1 Bath & Den	266	1073	$1,085	$1.01
Two Bedroom/2 Bath	32	1029	$1,100	$1.07
Two Bedroom/2 Bath & Den	30	1294	$1,215	$0.94
Three Bedroom/1.5 Bath	182	1122	$1,250	$1.11
Three Bedroom/1.5 Bath TH	116	1113	$1,375	$1.24
Four Bedroom/2.5 Bath TH	4	1478	$1,540	$1.04
Four Bedroom/2 Bath	11	1579	$1,450	$0.92

Total / Weighted Average	2,899	949	$1,033	$1.09

PART THREE

Sales Comparison Approach:
Number of Sales	5
Range of Dates of Sale	October, 2002 - April, 2004
Range of Prices per Unit (Unadjusted)	$64,475 - $85,771
Range of Prices per Unit (Adjusted)	$68,945 - $73,814
Indicated Value by Sales Comparison Approach	$206,000,000 ($71,059 per Unit)

Income Approach:
Potential Gross Income (PGI)	$35,000,000 ($12,073 per Unit)
Stabilized % Vacancy & Collection Loss	-7%
Other Income	$1,400,000 ($483 per Unit)
Commercial Income	$220,128 ($76 per Unit)
Effective Gross Income (EGI)	$34,170,128 ($11,787 per Unit)
Operating Expenses	$17,989,580 ($6,205 per Unit)
Operating Expense Ratio	52.6% of EGI
Net Operating Income (NOI)	$16,180,548 ($5,581 per Unit)
Capitalization Rate Applied	7.75%
Indicated Value by Income Approach	$208,500,000 ($71,921 per Unit)

Springhill Lake Apartments	General Information
GENERAL INFORMATION
Identification of Subject
The property is a three-story garden and two-story townhouse apartment community containing 2,899 units. The street address is 9164 Edmonston Road, Greenbelt, MD 20770. The site has an area of 153.30 acres, or 6,677,687 square feet. It is further identified by the assessment office by the tax parcels summarized below.
SPRINGHILL LAKE APARTMENTS TAX ACCOUNTS

Account (21-)	Tax Map Reference	Acreage	Owner
2397438	Map 26, Grid B3, Block B, Par 12	0.4871	Springhill Commercial LP
2397404	Map 26, Grid C3, Section 1, Pt Par 1 EQ	1.6346	Springhill Commercial LP
2397412	Map 26, Grid C3, Section 1, Pt Par 2 EQ	8.2057	Albert H. Small, et al
2399632	Map 26, Grid C3, Section 1, Pt Par 2 EQ	8.6583	Springfield Facilities LLC
2397446	Map 26, Grid B3, Section 1, Pt Par 3 EQ	1.0969	First Springhill Lake LP
2323210	Map 26, Grid C4, Section 1, Pt Par 1 EQ	4.1037	First Springhill Lake LP
2323228	Map 26, Grid C3, Section 1, Pt Par 2 EQ	3.0379	First Springhill Lake LP
2323236	Map 26, Grid B3, Section 1, Pt Par 1 EQ	1.4144	First Springhill Lake LP
2394187	Map 26, Grid B4, Section 2, Par 4	11.08	Second Springhill Lake Ass.
2403681	Map 26, Grid C4, Section 3, Block A, Par 6	15.09	Third Springhill Lake Associates
2324275	Map 26, Grid B4, Section 4, Block A, Par 7	6.41	Fourth Springhill Lake Associates
2324267	Map 26, Grid B3, Section 2, Block A, Par 5	2.06	Fourth Springhill Lake Associates
2322915	Map 26, Grid B3, Section 5, Block B, Par 8	18.58	Fifth Springhill Lake Associates
2322923	Map 26, Grid B3, Section 5, Block C, Par 9	3.87	Fifth Springhill Lake Associates
2396968	Map 26, Grid B4, Section 6, Block B, Par 10	22.87	Sixth Springhill Lake Associates
2394963	Map 26, Grid B4, Section 7, Block B, Par 11	20.79	Seventh Springhill Lake Associates
2318715	Map 26, Grid C4, Section 8, Block A, Par 13	8.73	Eighth Springhill Lake Associates
2371409	Map 26, Grid B3, Section 9, Block C, Par 14	15.18	Ninth Springhill Lake Associates

18		153.30

Photographs of the subject are in Addendum C.
Current Ownership and Sales History
The entire property was purchased and constructed at various times between 1962 and 1969. The current management and ownership is AIMCO, who reportedly acquired the property in 1999.
During 2003, the owners spent approximately $1,910,243 in capital improvements (or $659 per unit), as itemized in the following exhibit:

Springhill Lake Apartments	General Information
Springhill Lake Apartments Property #025033
CAP “R” 2003

	DESCRIPTION	Total CAP “R” 2003
141003	Swimming Pools	$16,453.00
142408	Electrical	$63,031.00
142413	Roofs	$53,973.00
143004	Water Heaters	$39,727.00
143005	Major Sewer/H.W. dig ups	$424,862.00
144100	Office Computers	$20,542.00
145499	A/C	$25,124.00
145699	Cabinets	$65,699.00
146501	Dishwashers	$13,549.00
146502	Stoves	$36,089.00
146503	Refrigerators	$57,986.00
146506	Washers/Dryers	$21,389.00
146601	Carpet	$432,500.00
146602	Tile	$42,415.00
147001	Maint. Equip.	$3,535.00
147399	Heating	$47,961.00
147499	Interior Improvement (City of Greenbelt)	$120,225.00
147899	Painting (Major Drywall)	$44,750.00
149299	Structural	$380,433.00

	Total	$1,910,243.00

To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.
Purpose, Property Rights and Effective Date
The purpose of the appraisal is to develop an opinion of the market value of the leased fee interest (subject to several commercial leases) in the property as of the effective date of the appraisal, April 20, 2004. “Market value” is defined in the addenda. Unless otherwise stated, all factors pertinent to a determination of value are considered as of this date.
Intended Use and Intended User
This appraisal report is prepared for Mr. James Badolato, Commercial Loan Analyst, GMAC Commercial Mortgage Corporation, 200 Witmer Road, Horsham, PA, for use in possible collateral for a Freddie Mac-insured loan transaction. It is not intended for any other use or user.
Scope of Appraisal
To perform this assignment, we took the following steps to gather, confirm, and analyze relevant data.

Springhill Lake Apartments	General Information
■	Physically inspected the property and the surrounding market area. Patrick C. Kerr, MAI, SRA, and Jennifer L. McCoun conducted a interior and exterior inspection of a sample of units/buildings on April 19 and 20, 2004.

■	Collected factual information about the property and the surrounding market, and confirmed that information with various sources.

■	Performed a highest and best use analysis of the subject site as though vacant and of the property as improved.

■	Analyzed market information and developed indications of value under all applicable approaches.

■	Reviewed the rent roll dated April 5, 2004 in effect at the property, a Unit Status Report dated April 19, 2004, as well as historical income and expense statements.

■	Reconciled all indications of value into a conclusion of value as of the effective date of the appraisal.
This is a complete appraisal in a self-contained report that conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, and the appraisal regulations issued in connection with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA).

Springhill Lake Apartments	Prince George’s County Area Analysis
ECONOMIC ANALYSIS
Prince George’s County Area Analysis
   Introduction
The subject is in the Washington-Baltimore Consolidated Metropolitan Statistical Area (CMSA). This area is a combination of the two metropolitan areas – Washington, DC and Baltimore, MD; these two areas have grown “together”, i.e., commuting patterns, development and other criteria are similar, therefore, for many statistical purposes, they have been combined. The CMSA forms a land area of 9,578 square miles (1.5 times the size of the State of Connecticut) and includes 25 counties and 10 cities, stretching from the Eastern Shore to the Shenandoah Valley and from the Pennsylvania line to Fredericksburg, Virginia.
The Washington-Baltimore CMSA is strategically located midway along the East Coast of the United States. It is anchored by the port city of Baltimore to the north and the nation’s capital, Washington, D.C., 40 miles south. A circumferential beltway rings each of the two cities. The beltways are only 19 miles apart and are linked by 22 freeway lanes. The Mid-Atlantic location and excellent highway infrastructure allows single-day road access to the densely populated Northeast Corridor of the United States. Also, overnight truck access can serve 32 percent of the nation’s population and 34 percent of the country’s manufacturers. No other U.S. market allows commodities to be imported from or exported to retailers and end-users as fast and economically.
According to the 2000 census, the Washington-Baltimore CMSA is the fourth largest consolidated market in the nation (behind New York, Los Angeles and Chicago, respectively). The population was estimated to be 7,608,070 in 2000, which was a 13.1% increase from 1990. The Washington, DC Primary Metropolitan Statistical Area (PMSA) comprises approximately 66% of the total population.
Prince George’s County is located in central Maryland, bordered by the Patuxent River to the east and the Potomac River and Washington, DC to the west. A demographic analysis of Prince George’s County and the Washington, DC MSA was conducted using information provided by NPA Data Services, Inc., a recognized source. Information supplied includes historical and projected population, employment and income data.
   Population
Historical and projected population trends for Prince George’s County are charted below:

Springhill Lake Apartments	Prince George’s County Area Analysis
POPULATION TRENDS

Prince George’s County
The population of Prince George’s County increased at a compounded annual rate of 0.70% from 1999 to 2004. For the same time period, the Washington, DC MSA grew at a compounded annual rate of approximately 1.61%. Over the last ten years Prince George’s County’s average annual compound change was 0.83%, compared to 1.56% for the Washington, DC MSA.
Looking ahead, both Prince George’s County and the Washington, DC MSA are anticipated to experience continued growth, with future population estimates reflecting growth rates slightly lower than those experienced in the past. For the period 2004 to 2014, the populations of Prince George’s County and the the Washington, DC MSA are expected to increase by an average annual compound rate of 0.42% and 1.21%, respectively. For the next five years, the population of Prince George’s County should grow at a rate similar to the ten year average.

Springhill Lake Apartments	Prince George’s County Area Analysis
POPULATION TRENDS COMPARISON

		Washington, DC MSA		Prince George’s County
			%		%
	Year	Population (000’s)	Change	Population (000’s)	Change

	1994	4,496.5		757.6
	1999	4,847.6	7.8%	795.0	4.9%
	2000	4,951.4	2.1%	804.0	1.1%
Historical	2001	5,060.8	2.2%	819.3	1.9%
	2002	5,126.4	1.3%	820.9	0.2%
	2003	5,189.8	1.2%	822.1	0.1%
Current	2004	5,250.0	1.2%	823.1	0.1%
	2005	5,313.0	1.2%	824.8	0.2%
	2006	5,377.5	1.2%	827.1	0.3%
	2007	5,442.3	1.2%	829.7	0.3%
Projected	2008	5,507.8	1.2%	832.6	0.4%
	2009	5,574.6	1.2%	836.0	0.4%
	2014	5,923.7	6.3%	858.7	2.7%

Average Annual		Historical

Compound Change		Past 5 years	1.61%		0.70%
		Past 10 years	1.56%		0.83%
		Projected

		Next 5 years	1.21%		0.31%
		Next 10 years	1.21%		0.42%

Source: NPA Data Services, Inc.; compiled by IRR
Employment
Employment trends for both Prince George’s County and the Washington, DC MSA should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1999 to 2004, Prince George’s County employment grew at an average annual compound rate of 0.82% compared to 1.73% for the the Washington, DC MSA. These figures indicate that Prince George’s County lagged the Washington, DC MSA in employment growth over the last five years. Looking back ten years, Prince George’s County employment grew at an average annual compound rate of 1.08%, compared to the Washington, DC MSA growth rate of 1.91%.
Over the next five and ten years Prince George’s County employment growth should lag the Washington, DC MSA growth rate. From 2004 to 2009, Prince George’s County should grow by a 1.52% average annual growth rate, while the long term projection, 2004 to 2014, is for a 1.48% increase. For the same periods, employment in the Washington, DC MSA is expected to grow at average annual compound rates of 2.09% and 1.98%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Prince George’s County has lagged the Washington, DC MSA’s growth rate, suggesting that Prince George’s County’s relative position is declining.

Springhill Lake Apartments	Prince George’s County Area Analysis
Employment trends for Prince George’s County and the Washington, DC MSA are presented below.
NON-FARM EMPLOYMENT TRENDS COMPARISON

		Washington, DC MSA		Prince George’s County
			%		%
	Year	Employment (000’s)	Change	Employment (000’s)	Change

	1994	3,001.0		363.8
	1999	3,327.5	10.9%	388.7	6.8%
Historical	2000	3,471.5	4.3%	396.1	1.9%
	2001	3,503.9	0.9%	398.2	0.5%
	2002	3,484.2	-0.6%	393.4	-1.2%
	2003	3,545.7	1.8%	398.7	1.4%
Current	2004	3,624.9	2.2%	405.0	1.6%
	2005	3,711.6	2.4%	412.1	1.8%
	2006	3,789.5	2.1%	418.3	1.5%
Projected	2007	3,868.2	2.1%	424.6	1.5%
	2008	3,942.4	1.9%	430.5	1.4%
	2009	4,019.4	2.0%	436.7	1.4%
	2014	4,409.9	9.7%	469.2	7.5%

Average Annual		Historical

Compound Change		Past 5 years	1.73%		0.82%
		Past 10 years	1.91%		1.08%
		Projected

		Next 5 years	2.09%		1.52%
		Past 10 years	1.98%		1.48%

Source: NPA Data Services, Inc.; compiled by IRR
The following chart depicts the current distribution of employment by industry. In 2004, the largest employment sectors in Prince George’s County are:
•	Services (35.8%)

•	Government (21.9%)

•	Retail Trade (12.2%)

•	Construction ( 9.3%)

Springhill Lake Apartments	Prince George’s County Area Analysis
EMPLOYMENT SECTORS 2004

Prince George’s County
By comparison, the Washington, DC MSA’s largest employment sectors are Services (45.3%), Government (19.9%), Retail Trade ( 8.9%), and FIRE ( 7.6%).
Over the past three years, the largest meaningful percentage gains in employment within Prince George’s County occurred within the Services and Transport, Info, Util sectors with annual average compound growth rates of 1.54% and 1.50%, respectively. The second largest sector, Government, also saw an increase of 0.45%.
For the Washington, DC MSA, the largest meaningful gains in employment over the past three years occurred within the Services sector with annual average compound growth rates of 1.6%. The Wholesale Trade sector saw the second largest employment gain, but since it only comprises 2.1% of the total employment for the Washington, DC MSA, it was not regarded as a meaningful gain on the whole. Most other sectors in the MSA fall around a 1% employment gain.
We are unable to examine more than three years of historical trends in employment sectors because the US Department of Commerce switched from the Standard Industrial Classification (SIC) system of employment categories to the North American Industrial Classification System (NAICS) in 2001. NAICS employment categories differ from those of the SIC system, making it difficult to compare pre-2001 and post-2001 data.
Ten year projections for Prince George’s County show Services related employment leading all other sectors with Transport, Info, Util second. The forecast for the Washington, DC MSA has Services related employment leading all other sectors. The Mining & Other sector has the second largest projection, but since it comprises only 0.5% of the total employment for the Washington, DC MSA, it is not regarded as an important projection.

Springhill Lake Apartments	Prince George’s County Area Analysis
EMPLOYMENT SECTOR TRENDS

Prince George’s County

			%			Change Rate
	2001	2004	of Total	2009	2014	’01-’04	’04-’09	’04-’14

Total Employment	398.2	405.0	100%	436.7	469.2	0.56%	1.52%	1.48%
Services	142.4	149.1	35.8%	168.4	187.9	1.54%	2.47%	2.34%
Government	87.0	88.2	21.9%	93.1	98.0	0.45%	1.09%	1.06%
Retail Trade	48.6	47.7	12.2%	49.2	51.1	-0.56%	0.60%	0.68%
Construction	37.1	37.0	9.3%	39.3	41.9	-0.04%	1.21%	1.25%
Transport, Info, Util	30.5	31.9	7.7%	35.2	38.0	1.50%	1.98%	1.77%
FIRE	25.5	25.5	6.4%	26.6	27.8	-0.03%	0.89%	0.88%
Wholesale Trade	14.0	14.3	3.5%	15.4	16.6	0.66%	1.56%	1.49%
Manufacturing	12.7	12.0	3.2%	11.8	11.9	-2.03%	-0.18%	-0.03%
Mining & Other	0.4	0.4	0.1%	0.4	0.4	-2.33%	0.00%	0.00%
Ttl Non-Mfg.	385.5	393.0	96.8%	424.8	457.3	0.64%	1.57%	1.53%
Ttl Office-Related*	254.9	262.7	64.0%	288.1	313.6	1.01%	1.86%	1.79%

*	Includes FIRE, Services and Government
(Numbers in thousands (000’s))
EMPLOYMENT SECTOR TRENDS

Washington, DC MSA

			%			Change Rate
	2001	2004	of Total	2009	2014	’01-’04	’04-’09	’04-’14

Total Employment	3,503.9	3,624.9	100%	4,019.4	4,409.9	1.14%	2.09%	1.98%
Construction	212.8	217.7	6.1%	239.0	261.1	0.75%	1.89%	1.84%
FIRE	265.9	271.1	7.6%	291.4	310.5	0.65%	1.45%	1.37%
Government	696.2	712.4	19.9%	772.0	828.0	0.77%	1.62%	1.52%
Manufacturing	105.9	100.4	3.0%	103.2	107.3	-1.78%	0.56%	0.67%
Mining & Other	17.6	18.1	0.5%	20.4	22.9	0.82%	2.47%	2.37%
Retail Trade	313.3	323.0	8.9%	354.3	384.0	1.03%	1.86%	1.74%
Services	1,588.5	1,666.5	45.3%	1,892.4	2,122.0	1.61%	2.58%	2.45%
Transport, Info, Util	229.1	237.6	6.5%	261.9	284.2	1.22%	1.96%	1.81%
Wholesale Trade	74.6	77.9	2.1%	87.1	96.0	1.45%	2.26%	2.11%
Ttl Non-Mfg.	3,398.0	3,624.9	97.0%	3,916.2	4,302.6	2.18%	1.56%	1.73%
Ttl Office-Related*	2,550.5	2,650.0	72.8%	2,955.8	3,260.5	1.28%	2.21%	2.09%

*	Includes FIRE, Services and Government
(Numbers in thousands (000’s))
In the following chart, we focus on trends in two broad employment sectors: office-related and manufacturing employment. For purposes of this analysis, we define office-related employment as the total number of jobs in the FIRE, Services and Government sectors. While not all employment in these sectors is office-related, office employment trends tend to mirror the trends in these three categories combined. In Prince George’s County, office-related employment is growing while manufacturing employment is declining. This indicates a shift toward a more service-based economy, which is consistent with the national trend.

Springhill Lake Apartments	Prince George’s County Area Analysis
EMPLOYMENT SECTOR TRNDS
Prince George’s County
Prince George’s County accounted for approximately 12.12% of the Washington, DC MSA’s employment in 1994. In 2004, the ratio is 11.25% and it is projected at 10.64% through 2014. This is an indication that Prince George’s County is growing at a rate similar to the Washington, DC MSA.
Prince George’s County’s economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Prince George’s County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area’s major employers are listed below.
MAJOR EMPLOYERS

Employer	# of Employees

University of Maryland at College Park	13,260
Andrews Air Force Base	12,600
NASA – Goddard Space Flight Center	8,188
Giant Food, Inc.	6,031
Census Bureau	4,420
U.S. Postal Service	4,220
Dimensions Healthcare Sys.	3,000
Verizon Communications	2,738
Safeway	2,400

Source: Prince George’s County Economic Development Corporation, 2003

Springhill Lake Apartments	Prince George’s County Area Analysis
   Income
Personal income is a significant factor in determining the real estate demand in a given market. From 1999 to 2004, Prince George’s County’s income grew at an average annual compound rate of 2.51%, compared to the Washington, DC MSA average annual compound growth rate of 2.32%. Prince George’s County displayed a per capita income growth lower than that of the Washington, DC MSA over the last ten years. Prince George’s County’s average annual compound growth rate was 1.76% as compared to 2.35% for the Washington, DC MSA. Projections for the next five and ten year periods reflect growth rates for Prince George’s County that are greater than the anticipated gains for the Washington, DC MSA. For the two time frames, 2004 to 2009 and 2004 to 2014, Prince George’s County is anticipated to experience 2.66% and 2.43% average annual growth rates, respectively, compared to the projected growth rates of the Washington, DC MSA of 2.08% and 1.88%, respectively.
An examination of income per household reveals that, historically, Prince George’s County has experienced a growth rate similar to the Washington, DC MSA. Future projections predict similar growth for Prince George’s County compared to the Washington, DC MSA. In absolute dollars, Prince George’s County’s personal income historically has been below that of the Washington, DC MSA, both on per capita and per household bases.
INCOME PER CAPITA COMPARISON

		Washington, DC MSA		Prince George’s County
			%		%
	Year	Income/Capita	Change	Income/Capita	Change

	1994	$32,006		$25,858
	1999	$35,991	12.5%	$27,185	5.1%
	2000	$37,746	4.9%	$28,253	3.9%
Historical	2001	$38,135	1.0%	$28,347	0.3%
	2002	$38,111	-0.1%	$28,646	1.1%
	2003	$39,258	3.0%	$29,763	3.9%

Current	2004	$40,374	2.8%	$30,779	3.4%

	2005	$41,516	2.8%	$31,827	3.4%
	2006	$42,387	2.1%	$32,686	2.7%
	2007	$43,228	2.0%	$33,527	2.6%
Projected
	2008	$43,979	1.7%	$34,302	2.3%
	2009	$44,751	1.8%	$35,096	2.3%
	2014	$48,658	8.7%	$39,143	11.5%

Average Annual		Historical

Compound Change		Past 5 years	2.32%		2.51%
		Past 10 years	2.35%		1.76%
		Projected

		Next 5 years	2.08%		2.66%
		Past 10 years	1.88%		2.43%

Source: NPA Data Services, Inc.; compiled by IRR

Springhill Lake Apartments	Prince George’s County Area Analysis
INCOME PER HOUSEHOLD COMPARISON

		Washington, DC MSA		Prince George’s County
			%		%
	Year	Income/Household	Change	Income/Household	Change

	1994	$85,670		$72,532
	1999	$95,871	11.9%	$75,980	4.8%
	2000	$100,413	4.7%	$78,879	3.8%
	2001	$101,238	0.8%	$79,022	0.2%
	2002	$101,010	-0.2%	$79,666	0.8%
	2003	$103,879	2.8%	$82,572	3.6%

Current	2004	$106,687	2.7%	$85,219	3.2%

	2005	$109,552	2.7%	$87,940	3.2%
	2006	$111,692	2.0%	$90,129	2.5%
	2007	$113,741	1.8%	$92,261	2.4%
Projected	2008	$115,543	1.6%	$94,199	2.1%
	2009	$117,391	1.6%	$96,186	2.1%
	2014	$126,615	7.9%	$106,194	10.4%
Average Annual		Historical

Compound Growth		Past 5 years	2.16%		2.32%
		Past 10 years	2.22%		1.63%
		Projected

		Next 5 years	1.93%		2.45%
		Past 10 years	1.73%		2.22%

Source: NPA Data Services, Inc.; compiled by IRR
   Conclusion
Overall, the economic outlook for Prince George’s County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Prince George’s County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

Springhill Lake Apartments	Prince George’s County Area Analysis
   Area Map

Springhill Lake Apartments	Market Area Analysis
Market Area Analysis
   Boundaries
The subject is in the northern portion of Prince George’s County in an area known as Greenbelt, a suburb of the Washington, DC area, as well as an incorporated municipality with a mayor and city council. For purposes of this report, the market area boundaries are best described as follows:

North	National Agricultural Research Center

South	Greenbelt Road (MD 193)

East	Baltimore-Washington Parkway (MD 295)

West	Baltimore Avenue (US 1)
A map highlighting these boundaries and identifying the location of the property follows this section. The subject’s neighborhood is primarily influenced by its proximity to the nation’s capital, the University of Maryland-College Park, and various federal employers, including the Henry A. Wallace Beltsville Agricultural Research Center (USDA) and the NASA Goddard Space Flight Center. The large number of University of Maryland students in the area influences much of the real estate activity.
   Access and Linkages
Greenbelt is the intersecting point for four major highways, including the Baltimore-Washington Parkway and the Capital Beltway (I-495/95). As such, rapid access to much of the metropolitan area is available. Primary access to the area is from the Capital Beltway, Kenilworth Avenue, and Baltimore-Washington Parkway. Secondary access is from Greenbelt Road. Road access is considered good.
Public transportation is provided by both rail and bus services. The nearest Metro-rail and MARC station is located less than one mile west of the subject at the Greenbelt Metro, accessed from the property by adjacent Cherrywood Lane. A University of Maryland shuttle bus services the subject apartment community on a regular basis and provides transportation to the University as well as the Metro station. Neighborhood bus services travel along Baltimore Avenue (Route 1), Greenbelt Road (Route 193), and other primary roads.
The Washington Metro Area Transit Authority, which operates the Metro-rail and MARC trains, is proposing to the Greenbelt City Council a new Purple Line light rail to serve area residents from New Carrollton to northwest Bethesda. The line would include 10 stations within 14 miles and serve mostly pedestrian populations such as students and those without private transportation. The main goal of the project is to provide adequate access to the University of Maryland-College Park.
The District of Columbia CBD, the economic and cultural center of the region, is approximately 11 miles from the market area.

Springhill Lake Apartments	Market Area Analysis
   Demand Generators
Primary employment centers in the neighborhood consist of Capitol Office Park on Kenilworth Avenue and the Beltway, and Golden Triangle Office Park on Greenbelt Road. In addition to the area’s business parks, the University of Maryland, the Henry A. Wallace Beltsville National Agricultural Research Center and the NASA Goddard Space Flight Center are major employers. Regional employment nodes include Beltsville, Silver Spring, Rockville, Washington, DC, and Tyson’s Corner, Virginia.
The northern portion of Prince George’s County has in recent years benefited from its location as an outlying area of the high technology-influenced Baltimore-Washington Corridor. Major companies in the County include AlliedSignal, AT&T Wireless, DIGEX, Inc., Federal Data Corporation, Lockheed Martin, and North American Vaccine, among others. Additionally, the County is home to many research-oriented federal agencies, such as the previously mentioned NASA Goddard Space Flight Center and National Agricultural Research Center, as well as the Army Research Laboratory, the Institute for Defense Analysis, and the U.S. Census Bureau. New facilities for Federal agencies in the County include the Federal Food and Drug Administration’s Center for Safety and Applied Nutrition in College Park (410,000 square feet); the Bureau of Alcohol, Tobacco and Firearms Fire Forensics Laboratory in Beltsville (180,000 square feet); The Drug Enforcement Agency laboratory in Landover (50,000 square feet); and the National Center for Health Statistics at the Prince George’s Metro Center in Hyattsville (200,000 square feet).
   Retail and Public Services
Beltway Plaza Mall is located adjacent to the subject on the south. This super-regional mall opened in 1961 is one million square feet and is anchored by Target, Value City, AMC Theaters, Marshalls, Jo-Ann Fabrics, PETsMart, and Giant Food, among others. The nearest shopping centers are Greenway Center, a community center located at Greenbelt Road and Baltimore-Washington Parkway, about 1/2 mile from the property; Eastgate Shoppers World, a neighborhood center at Greenbelt and Lanham-Severn roads; and Cipriano Square, a community center at Greenbelt and Cipriano Roads. The area is served by the Prince George’s County Public School system and there are two elementary schools and one middle school on the subject site, as well as a Head-Start center. The nearest high school is Eleanor Roosevelt about two miles east of the subject on Greenbelt Road. The University of Maryland is approximately two miles west of the subject on US 1. Police protection is provided by the Prince George’s County Police Department. The nearest fire and police stations are within two miles of the property.
   Land Use
Neighborhood land uses include a mix of residential and commercial. Office and retail land uses are situated along Greenbelt Road (Route 193) and Baltimore Avenue (Route 1). Other land use characteristics are summarized below.

Springhill Lake Apartments	Market Area Analysis

Character of Area	Suburban

Predominant Housing Age	20-40 years
(Both Ownership and Rental)

Predominant Quality and Condition	Above Average to Average

Approximate Percent Developed	80%

Percent Developed by Land Use	65% Single Family; 20%
Apartments; 15% Commercial

Infrastructure/Planning	Above Average

Prospective Change in Land Use	Not likely

Prevailing Direction of Growth	East

Subject’s Immediate Surrounding Land Uses

North	Capital Beltway and Office Park

South	Retail (Beltway Plaza Mall) and County Middle School

East	Office/Condo (Capitol Office Park, Golden Triangle Office Park)

West	Wooded/Metro station
The City of Greenbelt was the first community in the United States built as a federal venture in housing. From the beginning it was designed as a complete city, with businesses, schools, roads, and facilities for recreation and town government. Greenbelt was a planned community, noted for its interior walkways, underpasses, its system of inner courtyards and one of the first mall-type shopping centers in the United States. It is now on the National Register of Historic Places as it was designed to provide average American families with economical housing in a pleasant, neighborly environment. The original housing of this planned community, now operated by a cooperative (Greenbelt Homes, Inc.), offers residents low-cost townhouse living in a financial arrangement that offers the best features of home ownership and the best features of renting. The community is located off Baltimore-Washington Parkway and Greenbelt Road.
   Demographic Factors
As indicated in the table below, population and households in the market area have grown over the past thirteen years and this trend is expected to continue in the foreseeable future. Income levels in the market area are lower than income levels in the Washington, DC metro area as a whole.

Springhill Lake Apartments	Market Area Analysis
DEMOGRAPHIC DATA

		Median	Median
City of		Number of	Household
Greenbelt	Population	Households	Income

1990	21,096	9,347	N/A
2000	21,456	9,368	$46,328 *
2003	21,978	9,558	$49,251
2008 (est.)	22,906	9,909	N/A

Source: 2004 Claritas, Inc. and *US Census Bureau
   Development Activity and Trends
There has been limited development activity within the market area because of its mostly built-up nature. However, 240 acres of undeveloped land at the Greenbelt Metro Station is planned for a large-scale, mixed-use project. The developers, Greenbelt Metroland LLC, had originally called for 2.2 million square feet of office, 2.15 million square feet of retail, two hotels, senior housing, and up to 1,525 residential units. The approval had one condition, however, that the developers deliver on their plans for the retail portion to be upscale only. The developers hoped a new interchange into the development would be paid for by state and/or federal funds. However, the City of Greenbelt opposed the amount of commercial space and wanted to see an increase in residential units. Settlement on the project between the developers and the City was halted because the developer’s did not agree with the City’s proposed annexation of the south core of the project ( the north core is within the City limits).
Goddard Space Flight Center (GSFC) took a step forward in the first phase of its facilities master plan with the solicitation notice for designers of its new, 200,000 square foot Space Sciences Directorate facility. The project, which will enable GSFC to consolidate pertinent administrative and lab activities currently conducted in six different buildings, could cost as much as $100 million. GSFC will be able to house the relevant laboratories, computer rooms, and offices for 900 employees into a singular location.
In other development, Shamin Hotels applied for a commercial building permit for a $4.5 million Hilton Gardens Hotel proposed for the Golden Triangle Office Park.
In the adjacent town of College Park, home of the University of Maryland, Avalon Bay Communities proposes to build 320 luxury apartments and 200,000 square feet of office space, according to the Prince George’s Newsletter dated May 14, 2001. The project, which is slated for the College Park/University of Maryland Metro Station, needed financing, however, for parking, which, as the article stated, was solved by charging higher parking fees at existing Metro stations.
The University of Maryland acquired 52 acres of land located near the College Park metro station in late 2003 for a new research park. The University has been steadily acquiring properties that will ultimately equal 124 acres. The Center for the Advanced Study of Language has signed a lease for 128,000 square feet on 35 acres. The GSA

Springhill Lake Apartments	Market Area Analysis
also selected 10 acres of the property to build a new, 268,762 square foot NOAA Center for Weather and Climate Prediction.
   Outlook and Conclusions
The market area is in the stability stage of its life cycle. Recent development activity has been minimal, but major infill development proposals are in the approval process. Given the history of the area and the growth trends, it is our opinion that property values will increase in the near future.
In comparison to other areas in the region, the market area is rated as follows:
MARKET AREA ATTRIBUTE RATINGS

Highway Access	Above Average

Demand Generators	Above Average

Convenience to Supporting Services	Above Average

Convenience to Public Transportation	Above Average

Convenience to Schools	Above Average

Employment Stability	Above Average

Police and Fire Protection	Above Average

Property Compatibility	Above Average

General Appearance of Properties	Average

Appeal to Market	Average

Prices/Value Trend	Average

Springhill Lake Apartments	Market Area Analysis
    Market Area Map

Springhill Lake Apartments	Apartment Market Analysis
Apartment Market Analysis
   Metro Area Overview
Supply and demand indicators for multifamily housing in the Suburban Maryland area of the Washington, DC metropolitan area, including inventory levels, absorption, vacancy, and rental rates for all classes of space are presented below.
SUBURBAN MARYLAND METRO AREA APARTMENT MARKET

		Inventory	Completions		Net Absorption	Effective	%
Year	Quarter	(Units)	(Units)	Vacancy %	(Units)	Rental Rate	Change

1994	Annual	125,385	215	3.8%	1,109	$727	1.5%
1995	Annual	125,667	282	3.4%	735	$732	0.7%
1996	Annual	126,443	776	3.5%	569	$741	1.2%
1997	Annual	127,710	1,267	2.7%	2,300	$769	3.8%
1998	Annual	128,922	1,212	2.2%	1,804	$790	2.7%
1999	Annual	130,218	1,296	2.2%	1,337	$827	4.7%
2000	Annual	131,429	1,211	1.5%	2,084	$894	8.1%
2001	Annual	132,161	732	1.4%	771	$943	5.5%
2002	Annual	132,450	289	3.8%	-2,806	$961	1.9%
2003	Annual	134,421	1,971	5.0%	248	$1,000	4.1%

Source: REIS, Inc.; compiled by Integra Realty Resources, Inc.
VACANCY RATE VS EFFECTIVE RENTAL RATE

Source: REIS, Inc.; compiled by Integra Realty Resources, Inc.
The Suburban Maryland apartment market contains an overall inventory of about 134,421 units, which has increased at a 0.8% annual compound rate over the past nine years.
The market has generally strengthened over the last nine years. The overall vacancy rate is estimated to be 5% as of year-end 2003, which represents a modest increase from a low mark of 1.4% reported in 2001 and 3.8% in 2002, due to over 1,900 units completed during the last year. Absorption turned negative in 2002 as the effects of the

Springhill Lake Apartments	Apartment Market Analysis
national economic slowdown were felt. Absorption was positive in 2003 with 248 units.
The effective rental rate is $1,000 per unit, which represents an increase from a low mark of $727 per unit in 1994. Rental rates have increased an average of 3.6% per year since that time.
According to forecasts prepared by REIS, the vacancy rate will increase over the next year before stabilizing at 5.4% in 2004 and 2005. The weighted average rental rate is forecast to move upward for the next five years before stabilizing around $1,179 per unit.
   Submarket Analysis
The subject is located in the College Park/Greenbelt apartment submarket. Key supply and demand indicators for all classes of space in this submarket are displayed in the table below, followed by a separate table showing Class B properties only.
SUBMARKET — CLASS BC PROPERTIES

		Inventory	Completions		Net Absorption	Asking
Year	Quarter	(Units)	(Units)	Vacancy %	(Units)	Rental Rate	% Change

1995	Annual	4,984	0	2.7%	5	$758	2.0%
1996	Annual	4,984	0	2.8%	-5	$767	1.2%
1997	Annual	4,984	0	1.6%	61	$780	1.7%
1998	Annual	4,984	0	2.2%	-30	$781	0.1%
1999	Annual	4,984	0	0.9%	65	$801	2.6%
2000	Annual	4,984	0	0.7%	10	$835	4.2%
2001	Annual	4,984	0	0.2%	26	$907	8.6%
2002	Annual	4,984	0	2.1%	-95	$935	3.1%
2003	Annual	4,984	0	3.1%	155	$994	6.3%

Source: REIS, Inc.; compiled by Integra Realty Resources, Inc.
Supply Analysis
The College Park/Greenbelt submarket contains an overall inventory of 11,837 units, of which 4,984 units, or 42%, are Class B/C units. Approximately 648 units have been added to the overall submarket inventory over the past eight years, all Class A. The overall submarket is growing at an average rate of 0.6% per year.
The Class B/C properties generally range from 15 to 35 years old and are typically two to three stories. The most recent apartment construction in the College Park/Greenbelt submarket occurred in 1998, with the addition of 648 units in a Class A property.
New and Proposed Construction
Within the submarket, the following apartment projects are planned.
1.	Jefferson Square Apartments at College Park, SE Cnr. US 1 and Cherokee Street, 262 units and 3,400 square feet of retail, site plans submitted.

Springhill Lake Apartments	Apartment Market Analysis
2.	W/S US 1 opposite Berwyn Road, College Park, Star Hotels proposes building an apartment building on a former Starlite Inn site. The number of units is uncertain, but 38,000 square feet of retail space is also planned.

3.	Summit at North College Park, W/S US 1, North of Beltway. Proposal to build 500 units and 30,000 square feet of retail; site plans submitted.
It is unlikely that projects in the planning stage will proceed without commitments for construction financing. Therefore, the impact of these planned projects on the current market is marginal.
Vacancy Rate Trends
Vacancy rate trends for the College Park/Greenbelt submarket are charted below.
VACANCY RATE COMPARISON

Source: REIS, Inc.; compiled by Integra Realty Resources, Inc.
Overall submarket vacancy (all classes of space combined) is estimated at 3.8% as of year-end 2003, which represents a modest increase from a low mark of 0.8% in 2001. Class B/C vacancy is slightly lower at 3.1% and has been moving upward since its low point of 0.2% in 2001.
According to forecasts by REIS, overall submarket vacancy will increase over the next two years before stabilizing at 5.1% in 2006, then decrease to 3.5% by 2008.
Rental Rate Trends
Trends in reported rents for the College Park/Greenbelt submarket are shown in the following chart.

Springhill Lake Apartments	Apartment Market Analysis

RENTAL RATE COMPARISON

Source: REIS, Inc.; compiled by Integra Realty Resources, Inc.
The average effective rent for the overall submarket is $1,025 per unit, which represents an increase from the low mark of $769 per unit in 1996. Effective rents have increased an average of 4.2% per year since that time.
The Class B/C asking rental rate is lower at $994 per unit but has been moving upward since its low point of $758 per unit in 1995. Class B/C asking rents have increased an average of 3.4% per year since that time. REIS does not report effective rents for ClassB/C properties; therefore, asking rents are used in this analysis.
According to forecasts by REIS, overall submarket rental rates will increase over the next five years before stabilizing at $1,210 per unit in 2008.
Demand Analysis
As noted previously, population in the market area is projected to increase by 4.22% from 2003 to 2008. While population is not growing at a high rate, it should be noted that the personal income levels have increased markedly and the appeal of multi-family housing has grown considerably over the past several years while little new construction has been completed. Our review of nearby apartment communities revealed that occupancies are high with few concessions being offered. The subject is generally comparable in age, condition, amenity package, style, size, layout and other considerations as its closest competition. So while population is generally static, the limited new supply has had a profound positive effect on demand.
Another demographic consideration in the market area is the average household size, as it provides some insight as to the appropriate unit size. Household size continues to decrease locally, regionally and nationally. The decrease in household size can be attributed to an influx of single residents working at expanding nearby businesses and

Springhill Lake Apartments	Apartment Market Analysis

the aging population base in the market area, i.e., older households selling their residences and moving into multi-family dwellings. The declining household size bodes well for multi-family housing demand. Locally, it has remained stable between 2000 and 2003 at around 2.3.
Another primary demographic consideration in the market area is the affordability of the subject apartment rents. As noted previously, the income levels in the market area are lower than regional levels. The subject rents range from a low of $849 to a high of $1,609. Based on a market standard affordability factor of 30% (i.e., rent should not be greater than 30% of household income), the subject rents indicate that households need to be in the income range of about $33,960 to $64,360. As noted in the Market Area Analysis, the median household income of the primary market of the property is $49,521 (the average household income is $61,572). In conclusion, most households in this area can afford the subject rental rates.
Overall demand for multi-family housing in the submarket should remain stable, with steady absorption, low vacancy and moderately increasing rental rates.
Peer Group Analysis
The subject unit mix contains a wide variety of unit types ranging from one bedroom gardens to four-bedroom townhomes. The most significant supply and demand indicators for the subject are the occupancy rates exhibited by directly competing properties. There are an adequate number of competing garden communities in the immediate market area with one to three bedroom units; however, townhomes and four bedroom units are very rare. In our survey of comparable communities, it was necessary to go outside the subject’s Greenbelt market area to Riverdale, Beltsville, Silver Spring, and Laurel, all of which are within 10 miles of the subject, to find townhomes and four bedroom rentals. A summary of the apartment properties considered to be primary competition for the subject is shown below:
COMPETITIVE PROPERTIES

				Year	Distance to
No.	Name	Units	Occupancy	Built	Subject

1	Greenway Village	320	95%	1967/R1992	3 miles east
2	Woodland Landing	443	98%	1969	5 miles east
3	Brittany Place	592	98%	1966	3 miles east
4	Lakeside North	276	100%	1965	2 miles northeast
5	University Square	495	98%	1968	2 miles east
6	Glen Oaks	463	95%	1977	3 miles east
7	Chesapeake Landing	173	99%	1974	6 miles south
8	Barclay Square	180	99%	1962	6 miles northwest
9	Muirfield at Montpelier	386	90%	1969/R2001	8 miles north
10	Fernwood Gardens	159	99%	1966	5 miles south
11	Falkland Chase	450	99%	1937/R1987	10 miles northwest

	Subject	2,899	95%	1962-1969

Springhill Lake Apartments	Apartment Market Analysis

The locations of these competing communities are shown on the Competitive Properties Map following this section. Profiles and photos of these communities are included in Addendum E. Comparables 1 through 6 are all within the subject’s Greenbelt submarket. Comparables 3, 1, and 2 are considered the most similar to the subject, in that order, in terms of age/condition, setting, and amenities. Comparables 4 and 5 are situated in residential settings set back from main roads. Comparable 6 is similar in setting, but is superior in age and condition.
Comparables 7 and 10 are located in Riverdale, a somewhat inferior area to the subject’s; Comparable 8 is in nearby Beltsville, a similar location; Comparable 9 is located in Laurel, which is the northernmost area in the County, with only a slightly inferior setting; and Comparable 11 is located in Silver Spring in nearby Montgomery County in a far superior area. Comparables 7 through 11 were chosen in our analysis of market rent (see Income Capitalization Approach) for their four bedroom garden apartments or three-bedroom townhomes.
Due to high occupancy at the present time, very few communities are offering rent specials or concessions. The exceptions are Brittany Place and Falkland Chase (Comparables 3 and 11), which are offering internet specials of $100 off the first month’s rent; Barclay Square (Comparable 8), which is offering their one-bedrooms for $55 less per month than the regular rent; and Muirfield at Montpelier (Comparable 9), which is offering various specials for those who move in within 15 days of application on select units. Due to the proximity of the University of Maryland and Federal agencies in the market area, rental communities typically provide discounts to students and Federal employees, in addition to county police.
The average occupancy rate for this group is 97%. Over the long run, the occupancy rate of the subject should continue to reflect that of the peer group.
Apartment Market Outlook and Conclusions
The subject is a 2,899-unit apartment property in the College Park/Greenbelt submarket. Supply and demand trends in the submarket are expected to be stable for the short term. Occupancy rates are expected to continue to remain high, and rental rates are expected to increase. Over the long run, employment, population and household growth should foster positive absorption of units in both the Suburban Maryland area and in the submarket.
In comparison to other apartment submarkets in the region, the College Park/Greenbelt submarket is rated as follows:

Springhill Lake Apartments	Apartment Market Analysis

SUBMARKET ATTRIBUTE RATINGS

Market Size/Stature	Average

Market Demand	Stable

Vacancy Trends	Stable

Threat of New Supply	Below Average

Rental Trends	Increasing
Competitive Properties Map

Springhill Lake Apartments	Description and Analysis of the Land

PROPERTY ANALYSIS
Description and Analysis of the Land
The following description is based on our inspection of the property as well as information provided by property management. This included a review of the site sketch of the property, and the property’s tax map and plats. A copy of the site plan follows this section.
Physical Features

Land Area	153.30 acres, or 6,677,687 square feet.

Configuration	Irregular

Topography	Gently rolling

Drainage	Adequate

Floodplain

Community Panel #	2452080015D, effective 12/15/1989

Flood Zone	C — Area of minimal flooding.

Flood Insurance	Not typically required in this zone.

Environmental Hazards

An environmental assessment report was not provided for review and environmental issues are beyond our scope of expertise. Our inspection of the site did not reveal any obvious signs that there are contaminants on or near the property. Therefore, we assume the subject is not adversely affected by environmental hazards (see Extraordinary Assumptions).

Ground Stability

A soil report was not provided for review; however, based on our inspection of the property and observation of development on nearby sites, we assume that the subject is not affected by any adverse soil conditions that would restrict it from being developed to its highest and best use.

Springhill Lake Apartments	Description and Analysis of the Land

Streets, Access, Frontage

Street	Edmonston Road	Cherrywood Lane

Frontage Feet	Not Available	Not Available

Paving	Asphalt	Asphalt

Curbs/Gutters	Yes	Yes

Sidewalks	Yes	Yes

Lanes	Two	Two

Direction of Traffic	North-South	North-South

Condition	Average	Average

Traffic Levels	Not Available	Not Available

Signals/Traffic Control	Stop sign	Stop sign

Access	Curb cuts	Curb cuts

Visibility	Good	Good

Springhill Lake Apartments	Description and Analysis of the Land

Zoning

Designation:	R-18 (majority of property) & C-A (one parcel)

Description:	Multifamily Medium Density Residential & Ancillary Commercial

Permitted Uses:	R-18 provides for multiple family developments of moderate density, single-family detached and attached, two-family and three-family dwellings, etc. C-A provides for certain small-scale retail commercial uses, physician and dental offices, and similar professional offices that necessities frequent supply are strictly related to and in demand and daily needs of an area with a minimum of consumer travel.

Zoning Jurisdiction:	Prince George’s County

Lot Restrictions	Required

Minimum Lot Area	R-18: 0.367 acres, 16,000 square feet. C-A: Maximum of 3 contiguous acres.

Minimum Lot Frontage	R-18: 85 feet

Minimum Lot Depth	N/A

Maximum Bedroom	40% 2BR, 10% 3BR; Eff. & 1BR N/A

Percentage

Building Restrictions	Required

Maximum Density	12 units per acre

Maximum Height	R-18: 36 feet

Max. Floor Area Ratio	N/A

Min. Front Setback	R-18: 30 feet. C-A: 10 feet from street.

Min. Side Setback	R-18: 30 feet. C-A: 12 feet

Min. Rear Setback	R-18: 30 feet. C-A: 25 feet

Minimum Parking	Multifamily: 1.33 spaces per dwelling unit plus 0.5 per bedroom in excess of one per unit. Commercial Trade: 1 space per 150 square feet of the first 3,000 square feet of GFA (gross floor area) plus 1 per each additional 200 square feet.

Conformity

Based on our inspection, a review of the site plan, and verification with a zoning official, the current use of the site constitutes a legal, non-conforming use. If destroyed by a fire or act of God, the property can be rebuilt at the existing density within 12 months of the catastrophe. The property does have a rental license with the City of Greenbelt for 2,899 units.

Springhill Lake Apartments	Description and Analysis of the Land

Other Legal and Regulatory Constraints
Easements, Encumbrances, and Restrictions
Although a title report was not provided for review, we are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We assume that there are no easements, encumbrances, or restrictions that would restrict the property from being developed to its highest and best use.
Encroachments
We were not provided a survey, however, an inspection of the site revealed no apparent encroachments. It is assumed that the property is free and clear of encroachments.
Rent Control Regulations
The property is not affected by any type of regulation that would restrict the amount of rent that the owner can charge to tenants.
Other Land Use Regulations; Development Moratoriums
We are not aware of any land use regulations other than zoning that would affect the property, nor are we aware of any moratoriums on development.
Utilities

Utilities	Provider	Availability	Capacity
Water	WSSC	At Site	Adequate
Sewer	WSSC	At Site	Adequate
Electricity	PEPCO	At Site	Adequate
Natural Gas	Washington Gas Light	At Site	Adequate
Company
Local Phone	Verizon	At Site	Adequate
Summary of Land Description
Overall, the physical characteristics of the site are suitable for apartment use. Most factors, including its topography, location, accessibility, and availability of utilities are positive attributes. The site is more than adequate to accommodate the uses permitted by zoning.

Springhill Lake Apartments	Description and Analysis of the Land

Site Plan

Springhill Lake Apartments	Description and Analysis of the Improvements

Description and Analysis of the Improvements
The following description is based on our inspection of the property, a discussion with the property managers, and a review of original building plans (incomplete) that were housed in the subject’s management office. Field measurements of select improvements were taken to determine an approximate gross building area. A copy of the site plan follows this section.
Exterior Description

Name of Property	Springhill Lake Apartments

General Property Type	Apartment

Property Sub Type	Garden

Property Class	B

Size

Number of Apartment Units	2,899

Units per Acre (Density)	18.9

Gross Building Area (GBA)	3,245,000 square feet

Rentable Floor Area (RFA)	2,750,537 square feet

Building Efficiency Ratio	85%

Source of Square Footage Information

Building plans were incomplete, and “as built” plans and location surveys were not available. Gross building and individual unit rentable areas are based upon information and construction drawings provided by management. We have relied upon measurement information provided by property management.

Current Occupancy	95% (153 vacant units)

Number of Buildings	248 garden style plus 120 townhouse; one leasing center, one day care center, and two retail buildings.

Stories	Three-story garden and two-story townhouse. Day care is one-story, leasing center and retail buildings are two-story.

Structural Frame	Masonry block and wood frame.

Exterior Walls/Windows	Brick; original single pane in aluminum frames

Construction Class	Class C, Average quality, Multiple Residences (per Marshall Valuation Service)

Year Built	nine phases between 1962 and 1969 (40 years actual age)

Springhill Lake Apartments	Description and Analysis of the improvements

Estimated Economic Life	55 years (per Marshall Valuation Service)

Foundation	Slab on grade

Basement	None

Roof	Pitched, composition shingle. The interior inspection of the subject suggests no leakage at the date of inspection.
Unit Mix
According to property management, the subject contains 52 different unit types, which vary in terms of size, unit amenities, and condition (updated versus non-updated). Each unit type has a different rental rate. The unit types are summarized in the Unit Status Report prepared by management, a copy of which may be found in Addendum D. Within those unit types, there are 27 floor plans. Based upon discussions with brokers and investors regarding prospective purchaser analysis, we have consolidated the unit mix to 10 primary types, based upon the number of bedrooms and bathrooms, and used a weighted average size per type.
UNIT MIX

		Unit Size	Rentable Floor
Unit Type	Units	(SF)	Area (SF)

One Bedroom/1 Bath	662	783	518,346
One Bedroom/1 Bath & Den	316	872	275,552
Two Bedroom/1 Bath	1,280	971	1,242,880
Two Bedroom/1 Bath & Den	266	1,073	285,418
Two Bedroom/2 Bath	32	1,029	32,928
Two Bedroom/2 Bath & Den	30	1,294	38,820
Three Bedroom/1.5 Bath	182	1,122	204,204
Three Bedroom/1.5 Bath TH	116	1,113	129,108
Four Bedroom/2.5 Bath TH	4	1,478	5,912
Four Bedroom/2 Bath	11	1,579	17,369

Total / Weighted Average	2,899	949	2,750,537

Springhill Lake Apartments	Description and Analysis of the Improvements

Unit Descriptions

Entry Type	Common exterior entrances, unit entries from interior hallways in garden style buildings. Individual exterior entrances in townhouse style buildings.

Interior Walls	Plasterboard

Floor Cover	Wall to wall carpeting

Ceiling Heights	Standard

Kitchen Equipment	Average grade cabinets with plastic laminated countertops;

Stainless steel sink with single lever faucet;

Electric/Gas range and oven combination with exhaust fan and hood

Dishwasher and waste disposal

Laundry Facilities	In-unit washers and dryers in approximately 425 units, with the balance served by 153 common area laundry rooms with coin operated washers and dryers.

Bathroom Fixtures	Average grade three fixture bathrooms with combination tub/shower

Garages	No garages or carports.

Unit Amenities	The majority of units have balconies or patios. Some upgraded units have ceiling fans, upgraded carpet and lighting. All units are provided with vertical blinds.

Springhill Lake Apartments	Description and Analysis of the Improvements

Mechanical Systems

Heating	Combination of individual self-contained units and central hot water boiler systems. Individual air handlers distribute warmed air with interior ducts.

Central boilers are gas-fired, with ability to convert to oil-fired.

Air Conditioning	Combination of individual self-contained units and central system.

Hot Water	Combination of individual units and central gas-fired boiler systems. Mix of electric and gas fired.

Utility Metering	A minority of the units (40 townhouses) are individually metered and all utilities are paid by the tenants. One section of townhouses (32 units) and one section of flats (176 units) are separately metered for all electric (lighting and air conditioning). The majority of units are served by central heating and cooling paid by the landlord. Electric for lighting is submetered and paid by all tenants. Water and sewer are centrally metered and paid by owner.

Elevators	None

Sprinklers	Sprinkler systems are located in boiler rooms and common areas and one garden apartment building. Individual units have smoke detectors and fire extinguishers are in building stairwells.

Security System	Each building has a call-box linked to the telephone of the units.

Cable TV; Internet	Cable hook-up available.

Condition	The appraisal inspection was limited to a visual examination of the building components. It is not possible to ascertain the integrity of concealed structural components or the serviceability of mechanical systems; inspections of this type are beyond the scope of the investigation required for this assignment. Mechanical systems are reportedly in average condition.

Springhill Lake Apartments	Description and Analysis of the Improvements

Commercial Suites and Non-Residential Buildings

Address		Tenant	Use	RBA	GBA
9230	Springhill Ln	F.O.P. Greenbelt	community office	1,400
9234	Springhill Ln	Hunan China, Inc.	carryout	980
9240	Springhill Ln	Young Sik Yoon	convenience store	3,500
9250	Springhill Ln	AIMCO	Management office	1,410
9244	Springhill Ln	AIMCO	Management office	960
9246	Springhill Ln	AIMCO	Management office	843
9248	Springhill Ln	AIMCO	Management office	853

		Subtotal Springhill Lake Shopping Center		9,946	12,416

9220	Springhill Ln	Giant of Maryland, Inc.	office/training		12,000
6237	Springhill Dr	Prince George’s County	day care - children		3,642
6220	Springhill Dr	AIMCO	leasing center		3,456

		Total			31,514

Springhill Lake Apartments	Description and Analysis of the Improvements

Site Improvements

Parking

Number of Spaces	3,857 spaces on site, plus street parking.

Type	Surface

Parking Ratio	1.33 spaces per dwelling unit.

Adequacy	Appears adequate, though may be below zoning requirements.

Condition	Good

Project Amenities	Two outdoor swimming pools with bathhouse, community room, tennis courts, basketball courts, playground and picnic-barbecue areas.

Landscaping

Attractive and well-maintained.

Drainage and Retention

Adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in parking areas. A storm water management pond is on site, located behind the leasing office.
Improvements Analysis

Condition	The condition of the improvements is average. The property has been reasonably well maintained.

Deferred Maintenance	During our inspection we observed settlement cracks in the brick exteriors of two buildings. In addition, we observed cracked and peeling paint on exterior wood surfaces, missing soffit and fascia, damaged or missing downspouts and gutters, leaking water pipes, and roof shingles on certain buildings that have exceeded their useful life. We have discussed deferred maintenance and property inspection reports in more depth at the end of this section.

History of Maintenance	The historical maintenance expenses reported to us are consistent with the expenses of comparable properties.

Quality of Construction	The quality of construction is average and typical of garden apartments built during the 1960’s.

Springhill Lake Apartments	Description and Analysis of the Improvements

Functional Utility	The design of the buildings and the individual floor plans are considered to be functional and attractive. Floor plans include walk-in closets with above average storage. The buildings were constructed in 9 phases with each phase supported by a central heating and cooling system. Central heating and cooling systems are typical in this submarket. The subject unit mix is primarily one-bedroom and two-bedroom units. The single largest style is two-bedroom with one bath (44%). Most of the average and good quality apartment complexes in the subject’s submarket have a more balanced mix of studio, one-, two-, and three-bedroom units. Two bedroom units with only one bath are typical of the market. However, investors prefer a more balanced mix and one which includes two-bedroom units with two baths. The subject’s average unit size is similar to competitive market rate complexes.

Personal Property	See Extraordinary Assumptions.

ADA Compliance	According to on-site management, the property is not ADA compliant. There is one handicapped accessible unit.

Environmental	No hazardous substances were observed during our inspection of the improvements; however, we are not qualified to detect such substances. Unless otherwise stated, it is assumed that no hazardous conditions are present at the subject. See Extraordinary Assumptions.
Summary of Improvements Description
In comparison to other apartment communities in the region, the subject is rated as follows:

Springhill Lake Apartments	Description and Analysis of the Improvements

IMPROVEMENTS RATINGS

Design and Appearance	Average

Age and Condition	Average/Fair

Room Sizes and Layouts	Average

Bathrooms	Average

Kitchens	Average

Garages	N/A

Unit Amenities	Average

Project Amenities	Above Average

Springhill Lake Apartments	Description and Analysis of the Improvements

     Unit Floor Plans

One Bedroom

One Bedroom
Sections 1 -6

$___________

WALK-IN CLOSET
BATH
KITCHEN 9 x 9
REF
LIVING ROOM 18 x 12
DINING ROOM 8.8 x 8
CLO
BEDROOM 16.7 x 11.4
MECH
BALCONY 16 x 6

One Bedroom with Storage Room
Sections 1 - 6

$___________

DINING ROOM 12 x 8
REF
KITCHEN 12 x 7
P
BATH
L
CLO
APT STORAGE ROOM 17.8 x 12
CLO
MECH
WALK-IN CLOSET
TERRACE 13 x 10
LIVING ROOM 13.8 x 12
BEDROOM 12.10 x 10.9

Heptagonal One Bedroom
Sections 1 & 2
(Section 5 Kitchen Variation)

$___________

BATH
CLO
CLO
REF
KITCHEN 8.5 x 7.5
LIVING ROOM 21 x 12
DINING ROOM 11.4 x 9
BEDROOM 15.7 x 11
MECH
BALCONY 15.6 x 9

Springhill Lake Apartments	Description and Analysis of the Improvements

One Bedroom

One Bedroom
Section 7

$______________

BEDROOM 16.8 x 11.3
CLO.
KITCHEN 10.2 x 9.2
BALCONY 12x6
LIVING ROOM 18 x 12.3
MECH
REF
P
L
BATH
CLOSET
DINING ROOM 10.6 x 10.4
CLO.

One Bedroom with Florida Room
Section 7

$______________

CLOSET
DINING ROOM 10.6 x 10.4
BATH
L
CLO.
MECH
REF
P
CLO.
LIVING ROOM 18 x 12.3
BEDROOM 16.8 x 11.3
KITCHEN 10.2 x 9.2
FLORIDA ROOM 12.3 x 6.8

One Bedroom
Sections 8 & 9

$______________

BALCONY 11 x 6
KITCHEN-BREAKFAST 15.8 x 10
MECH
CLO.
BEDROOM 16.8 x 13.4
LIVING ROOM 20 x 12
P
REF
CLO.
L
BATH
DINING ROOM 10.6 x 10
CLO.

Springhill Lake Apartments	Description and Analysis of the Improvements

One Bedroom with Den

One Bedroom with Den
Sections 1- 6

$____________

WALK-IN CLOSET
BATH
REF
KITCHEN 9 x 9
LIVING ROOM 18 x 12
CLO.
DEN 11.5 x 8
CLO
DINING ROOM 8.8 x 8
BEDROOM 16.7 x 11.4
MECH
BALCONY 16 x 6

One Bedroom with Den
Section 7

$____________

BEDROOM 16.8 x 11.3
CLO
KITCHEN 10.2 x 9.2
BALCONY 12 x 6
DEN 12 x 7.10
LIVING ROOM 18 x 12.3
MECH
REF
CLO
CLOSET
CLO
BATH
CLOSET
DINING ROOM 10.6 x 10.4

One Bedroom with Den
Sections 8 & 9

$____________

MECH.
KITCHEN 15.8 x 10
BALCONY 12 x 6
DEN 12.8 x 7.2
BEDROOM 16.8 x 11.3
CLO
CLO
LIVING ROOM 20 x 12.2
REF
WALK-IN CLOSET
DINING ROOM 10.6 x 10
CLO
BATH
CLO

All room sizes are approximate.

Springhill Lake Apartments	Description and Analysis of the Improvements

Two Bedroom with Den

Two Bedroom with Den and One Bath

Sections 2 - 6

$____________

REF
KITCHEN
12 x 7
WALK-IN CLOSET
BATH
WALK-IN CLOSET
CLO
LIVING ROOM
18 x 12
DEN
11.5 x 8
MECH
CLO
DINING ROOM
10.3 x 9.2
BEDROOM
11.3 x10
BEDROOM
16.7 x 11
BALCONY

Two Bedroom with Den and One Bath

Section 7

$____________

BALCONY
12 x 6
DEN
12 x 7.10
LIVING ROOM
18 x 12.3
KITCHEN
10.2 x 9.2
BEDROOM
11.4 x 11.2
BEDROOM
14.8 x 11.4
REF
MECH
CLOSET
CLOSET
CLO
DINING ROOM
10.6 x 10.4
WALK-IN CLOSET
BATH
WALK-IN CLOSET

Two Bedroom with Den and One Bath

Sections 8 & 9

$____________

PATIO
DEN
12.5 X 7.2
KITCHEN
BREAKFAST
15 X 10
UTILITY
BEDROOM
13.4 X 10.4
BEDROOM
16.8 X 11.4
LIVINGROOM
19.1 X 12.2
PANTRY
CLOSET
WALK-IN
CLOSET
BATH
DINING ROOM
12.8 X 10.0
W.I.C.
W.I.C.

All room sizes are approximate.

Springhill Lake Apartments	Description and Analysis of the Improvements

Two Bedroom

Two Bedroom with Two Baths

Section 7

$____________

BALCONY 12 x 6
KITCHEN 10 2 x 9 2
BEDROOM 11 4 x 11 2
BEDROOM 13 5 x 13 4
LIVING ROOM 18 x 12 3
P
REF
MECH
CLOSET
CLO
DINING ROOM 10 6 x 10 4
WALK-IN CLOSET
BATH
BATH
WALK-IN CLOSET

Two Bedroom with Two Baths and Florida Room

Section 7

$____________

DINING ROOM 10 6 x 10 4
WALK-IN CLOSET
BATH
BATH
WALK-IN CLOSET
CLOSET
P
REF
MECH
LIVING ROOM 18 x 12 3
KITCHEN 10 2 x 9 2
BEDROOM 11 4 x 11 2
BEDROOM 13 5 x 13 4
FLORIDA ROOM 12 3 x 6 8

Two Bedroom with Two Baths

Sections 8 & 9

$____________

MECH.
KITCHEN + BREAKFAST 15.8 x 10
BALCONY 12 x 6
BEDROOM 16.8 x 11.3
CLO
P
LIVING ROOM 20 x 12.2
REF
CLO
L
CLO
BATH
DINING ROOM 12.6 x 10.6
CLO
BATH
WALK-IN CLOSET
BEDROOM 16.8 x 13.4

All room sizes are approximate.

Springhill Lake Apartments	Description and Analysis of the Improvements

Springhill Lake Apartments	Description and Analysis of the Improvements

Springhill Lake Apartments	Description and Analysis of the Improvements

Springhill Lake Apartments	Description and Analysis of the Improvements

Three Bedroom

Three Bedroom Townhouse with 1 1/2 Baths

Section 4
(Section 1 Closet Variation)

$____________

MECH
LAUNDRY
D
W
LT
KITCHEN
11 x 11
REF
DINING ROOM
13 x 10
PR
CLO
UP
PATIO
13 x 7.5
LIVING ROOM
18 x 12
BEDROOM
12.6 x 10.4
BATH
CLO
CLO
DN
BEDROOM
11.6 x 9
CLO
BEDROOM
15 x 11
WALK IN CLOSET

Three Bedroom Townhouse with 1 1/2 Baths

Section 4
(Section 1 Closet Variation)

$____________

LAUNDRY ROOM
MECH
KITCHEN
11 x 11
D
W
LT
REF
PR
DINING ROOM
13 x 10
CLO
UP
PATIO
13 x 7.5
LIVING ROOM
18 x 12
BEDROOM
12.6 x 10.4
BATH
CLO
CLO
DN
CLO
BEDROOM
11.6 x 9
WALK IN CLOSET
BEDROOM
15 x 11

Three Bedroom Townhouse with 1 1/2 Baths

Section 6

$____________

LIVING ROOM
19.4 x 12.3
STOR
DINING ROOM
12.8 x 12.2
D
W
REF
PR
UP
CLO
PANT
KITCHEN
11 x 10.6
BEDROOM 3
10 x 9
BEDROOM 2
14 x 10
CLOSET
DN
LINEN
BATH
WALK IN CLOSET
MECH
LINEN
CLO
BEDROOM 1
17 x 11

All room sizes are approximate.

Springhill Lake Apartments	Description and Analysis of the Improvements

Four Bedroom Townhouse with 2 1/2 Baths

Section 6

$\$$ ______

Washer and Dryer

LIVING ROOM
FAMILY ROOM
STORAGE
DINING ROOM
POWDER ROOM
CLOSET
PANTRY
KITCHEN

CLOSET
UTILITY
CLOSET
CLOSET
BATH
CLOSET
CLOSET

All room sizes are approximate.

Springhill Lake Apartments	Real Estate Tax Analysis
Real Estate Tax Analysis
Real estate tax assessments are administered by Maryland State Department of Assessments and Taxation and are estimated by jurisdiction on a county basis for the subject. The property is located in Prince George’s County. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. The real estate taxes for an individual property may be determined by dividing the assessed value for a property by 100, then multiplying the estimate by the composite rate. The composite rate is based on a consistent state tax rate throughout this state, in addition to one or more local taxing district rates.
The assessed values are based upon the current conversion assessment rate of 100% of Assessor’s market value.
For reference purposes, the subject has been assigned eighteen property tax identification numbers as summarized in the following table, which also shows the current full cash and assessed values.
SPRINGHILL LAKE APARTMENTS TAX ACCOUNTS

						7/2004
Account (21-)	Tax Map Reference	Acreage	2004 Land FCV	2004 Imp FCV	2004 Total FCV	Assessment
2397438	Map 26, Grid B3, Block B, Par 12	0.4871	$486,000	$480,600	$966,600	$922,466
2397404	Map 26, Grid C3, Section 1, Pt Par 1 EQ	1.6346	$177,500	$207,500	$385,000	$385,000
2397412	Map 26, Grid C3, Section 1, Pt Par 2 EQ	8.2057	$892,900	$7,938,600	$8,831,500	$7,400,566
2399632	Map 26, Grid C3, Section 1, Pt Par 2 EQ	8.6583	$593,500	$530,900	$1,124,400	$1,044,066
2397446	Map 26, Grid B3, Section 1, Pt Par 3 EQ	1.0969	$40,300	$0	$40,300	$40,300
2323210	Map 26, Grid C4, Section 1, Pt Par 1 EQ	4.1037	$410,700	$3,817,100	$4,227,800	$3,173,466
2323228	Map 26, Grid C3, Section 1, Pt Par 2 EQ	3.0379	$303,500	$1,921,600	$2,225,100	$1,670,233
2323236	Map 26, Grid B3, Section 1, Pt Par 1 EQ	1.4144	$153,500	$1,626,600	$1,780,100	$1,336,166
2394187	Map 26, Grid B4, Section 2, Par 4	11.08	$1,206,600	$13,188,800	$14,395,400	$10,730,666
2403681	Map 26, Grid C4, Section 3, Block A, Par 6	15.09	$1,643,300	$16,464,800	$18,108,100	$13,735,300
2324275	Map 26, Grid B4, Section 4, Block A, Par 7	6.41	$698,000	$7,837,000	$8,535,000	$6,405,733
2324267	Map 26, Grid B3, Section 2, Block A, Par 5	2.06	$224,300	$1,572,500	$1,796,800	$1,367,466
2322915	Map 26, Grid B3, Section 5, Block B, Par 8	18.58	$2,023,300	$20,605,400	$22,628,700	$16,983,700
2322923	Map 26, Grid B3, Section 5, Block C, Par 9	3.87	$387,700	$3,992,000	$4,379,700	$3,287,166
2396968	Map 26, Grid B4, Section 6, Block B, Par 10	22.87	$2,291,200	$20,515,400	$22,806,600	$17,974,066
2394963	Map 26, Grid B4, Section 7, Block B, Par 11	20.79	$2,264,000	$22,888,000	$25,152,000	$18,411,400
2318715	Map 26, Grid C4, Section 8, Block A, Par 13	8.73	$950,600	$8,640,100	$9,590,700	$7,573,900
2371409	Map 26, Grid B3, Section 9, Block C, Par 14	15.18	$1,520,800	$11,013,600	$12,534,400	$9,906,800

18		153.30	$16,267,700	$143,240,500	$159,508,200	$122,348,460

State law requires that all real property be revalued at least every three years. The subject was reviewed to determine a new market value effective January 1, 2004, for the cycle beginning July 1, 2004. The schedule for the next assessment would become effective January 1, 2007. To lessen the impact of increases in value, state law provides that any increase in the new market value over the old market value be phased in during the three-year cycle in equal amounts. The following is the Assessor’s full cash value (phase-in) for the subject.

Springhill Lake Apartments	Real Estate Tax Analysis
TAX HISTORY

			Full Cash	Assessed
Tax Year	Land	Improvements	Value	Value	Taxes

2003-2004	$16,267,700	$87,503,600	$103,771,300	$103,771,300	$1,972,649
2004-2005	$16,267,700	$143,240,500	$159,508,200	$122,348,460	$2,325,844
2005-2006	$16,267,700	$143,240,500	$159,508,200	$140,929,234	$2,679,065
2006-2007	$16,267,700	$143,240,500	$159,508,200	$159,508,200	$3,032,251
Real estate taxes are due July 1st of each year and can be paid at a discount, and without penalty, up until October 1st of that year. Tax rates are reviewed once a year and are determined before the July 1st due date by the respective taxing districts.
The composite tax rate for the subject is $1.901 per $100 of assessed value.
For the current tax year, July 1, 2004 through June 30, 2005, the estimated real estate taxes for the subject are the assessed value of $122,348,460, divided by $100, then multiplied by the composite rate of $1.901 for a total of $2,325,844. This reflects $802.29 per unit.
Based on our valuation of the subject, the Assessor’s market value for this assessment fiscal year is low.
In order to thoroughly analyze the appropriate real estate tax expense associated with the subject, we surveyed and compared several competitive apartment properties, summarized below:
TAX SUMMARY OF COMPARABLE PROPERTIES

				Assessed
				Value Per		Taxes Per
No.	Property Name	Units	Assessed Value	Unit	Annual Taxes	Unit

1	Lakeside North, 402 Ridge Rd.	276	$14,622,400	$52,980	$277,972	$1,007
2	Greenway Village, 7232 Hanover Pkwy.	320	$15,547,200	$48,585	$295,552	$924
3	Seven Springs Village, 9300 Cherry Hill Rd.	983	$66,635,700	$67,788	$1,266,745	$1,289
4	University Square,157 Westway Dr.	495	$29,589,600	$59,777	$562,498	$1,136

	Subject	2,899	$159,508,200	$55,022	$2,325,844	$802

Conclusion
The previous table indicates that tax valuations per unit range from $48,585 to $67,788 per unit. This provides an indication that the subject’s tax valuation is in line with other comparable apartments in the market area. It is not atypical for properties to be assessed at something less than market value.
The most recent session of the Maryland legislature passed a new law that prevents local jurisdictions in the State from increasing residential and commercial assessments mid-cycle (House Bill 8921/Senate Bill 208). Local governments can appeal an assessment only under the following circumstances:

Springhill Lake Apartments	Real Estate Tax Analysis
➢	Within 45 days of issuance of a new Assessment Notice,

➢	New home construction,

➢	Rezoning, and

➢	Creation of a new subdivision.
Therefore, the subject’s tax liability is established for the next three years, regardless of a change in operation or transfer of ownership at a higher price. Taxes will increase approximately 13% to 15% annually due to the phase-in.
As previously noted, the next County reassessment is scheduled for 2007, at which time the tax liability will likely increase. Our survey of brokers indicates that most investors are aware that some apartment properties are under-assessed in the current market of rising property values. However, competition among investors is so strong that many ignore this in their analyses.
Investors today are described as viewing the market on a short term basis. They take the position that the property will “remain under the radar screen” and not be reassessed at the sale price, or they assume that rents will increase sufficiently to cover the increased expense. On the other hand, increasing rents would indicate an increased assessment on the following reassessment.
In conclusion, we believe the expectation of increasing expenses 3 to 4 years out is a very long time in today’s short-term mentality. Such risks, along with the other risks associated with property ownership, are reflected in overall capitalization rates and no further adjustment is required in our analysis.

Springhill Lake Apartments	Highest and Best Use Analyses
Highest and Best Use Analyses
Process
Before an opinion of value can be developed, the highest and best use of the property must be determined for both the subject site as though vacant and for the property as improved. The highest and best use must be:
■	Legally permissible under the zoning laws and other restrictions that apply to the site.

■	Physically possible for the site.

■	Financially feasible.

■	Capable of producing the highest value from among the permissible, possible, and financially feasible uses.
As Though Vacant
Legally Permissible
The site is zoned R-18 (majority of property) & C-A (one parcel), which is for multifamily medium density residential & ancillary commercial uses. Permitted uses include multifamily and small-scale commercial. There are no other legal or regulatory restrictions that would limit the potential uses of the property. The only permitted uses under zoning that are consistent with prevailing land use patterns in the area are multifamily, and small-scale commercial uses.
Physically Possible
The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 153.30 acres, or 6,677,687 square feet. The property has adequate frontage, depth, accessibility and visibility, and is physically suited to the uses permitted by zoning.
Financially Feasible
The Apartment Market Analysis, presented previously, indicates that there is currently strong demand for multi-family housing in the market area. In our opinion, a newly constructed apartment community on the site would have a value commensurate with its cost. Therefore, multifamily is financially feasible.
Maximally Productive
Considering all reasonably probable development scenarios and potential values that could be created versus the cost of development of each, we conclude that no use of the site would be as profitable as multifamily. Thus, multifamily is the maximally productive use of the property.

Springhill Lake Apartments	Highest and Best Use Analyses
Multifamily is the only use that meets the four tests of highest and best use. Accordingly, it is concluded to be the highest and best use of the site as though vacant.
As Improved
The site has been developed with an apartment community which is the highest and best use of the site as if it were vacant. The improvements are typical of other apartment complexes in the market area. The improvements are in average condition overall and are average in curb appeal. Overall the property is at market standard.
The building is 95% occupied and produces a significant positive cash flow that we expect will continue. Therefore, multifamily is concluded to be financially feasible.
There are no alternative uses that could provide a higher present value than multifamily. Demolition of the existing improvements and redevelopment of the site would not be financially feasible. We conclude that multifamily is maximally productive and therefore the highest and best use of the site as improved.
Most Probable Buyer
Taking into account the size and class of the property, the likely buyer is a national investor such as a REIT, particularly, one with existing holdings in Washington, DC or the Maryland Suburbs.

Springhill Lake Apartments	Valuation Methodology
VALUATION ANALYSIS
Valuation Methodology
     The traditional methods of processing market data into a value indication include:
■	Cost Approach.

■	Sales Comparison Approach.

■	Income Capitalization Approach.
The cost approach assumes that an informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties.
The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data are available. It is also questionable when sales data cannot be verified with principals to the transaction.
The income capitalization approach reflects the market’s perception of a relationship between a property’s potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.
We utilize the sales comparison and income capitalization approaches in the valuation of the property. The cost approach is omitted because the property is forty years old, beyond the age at which market participants typically use this methodology to price and value assets. Therefore, the cost approach is not applicable to the assignment, and omission of this approach does not constitute departure under USPAP.

Springhill Lake Apartments	Insurable Value
Insurable Value
At the client’s request, we develop an estimate of insurable value. Based on typical insurance underwriting requirements, this estimate includes the replacement cost new of the building improvements of $185,564,785, in which direct and indirect costs, but not entrepreneurial incentive, are included. The estimate also excludes all site improvement costs.
Insurance exclusions estimated at 8.0% of replacement cost new are deducted from replacement cost new of the building improvements, based on costs of indestructible components contained in MVS. As shown below, insurable value of the subject is estimated at $171,000,000.
ESTIMATE OF INSURABLE VALUE

Replacement Cost New - Building Improvements	$185,564,785
Plus: Indirect Cost - 0%

Adjusted RCN - Building Improvements
Less: Insurance Exclusions
Basement Excavation - 2%
Foundation Below Ground - 2%
Piping Below Ground - 4%
Total Exclusions - 8%	-14,845,183

Insurable Value	$170,719,602
Rounded To	$171,000,000

Springhill Lake Apartments	Sales Comparison Approach
Sales Comparison Approach
The sales comparison approach is a set of procedures in which a value indication is developed by comparing the subject to similar properties that have recently sold or are listed for sale. The steps taken to apply the sales comparison approach are:
■	Research recent sales of comparable properties.

■	Select sales most similar to the subject and assemble pertinent data.

■	Compare the sales to the subject under various elements of comparison and adjust the sale prices to compensate for differences that affect value.

■	Reconcile the adjusted prices of the sales into a value indication for the subject.
To apply the sales comparison approach, we surveyed sales activity throughout the Suburban Maryland area to identify sale properties that are similar to the subject in physical and economic characteristics. Out of all data reviewed, the following sales are selected as the best indicators of the subject’s value. We choose price per unit as the most appropriate unit of comparison because market participants typically compare sale prices and property values on this basis. Detailed write-ups of the sales are in the addenda.

Springhill Lake Apartments	Sales Comparison Approach
SUMMARY OF COMPARABLE IMPROVED SALES

		Sale	Year	Pct.	Number of	Price per	NOI/	Cap
No.	Name/Address	Date	Built	Occup.	Units	Unit	Unit	Rate

1	River Pointe Apartments	Pending	1970	96%	170	$70,588	$5,566	7.89%
	8318 Indian Head Highway Fort Washington Prince George’s, MD
	Comments: Between 1999 and 2001, management completed $8,000 per unit renovation that included new kitchen cabinets, dishwashers, bath vanities and medicine cabinets, wall to wall carpet, and microwave ovens and breakfast bars in three and four bedroom units. Exterior capital improvements included the resurfacing of parking areas, painting of exterior trim of buildings, installation of new signage and awnings, sealing of windows, renovation of community room and repair of damaged sidewalk areas. According to the broker, an additional $11,000 per unit was expended between 2001 and 2004 for renovations. Income information based on trailing 12 months.

2	Ashford at Woodlake Apartments	02/26/04	1974	96%	534	$83,895		7.50%
	14001 Castle Boulevard Silver Spring Montgomery, MD
	Comments: Cap rate includes allocation for reserves estimated at $300 per unit by broker. Property last sold in 1998 for $43,951 per unit.

3	Castlegate Apartments (Fmr. Country Club Apts.)	01/20/04	1981	85%	376	$85,771	$7,075	8.25%
	18801-13901 Castle Boulevard Silver Spring Montgomery, MD
	Comments: At the time of sale, occupancy was 85% and the management operations had experience signifcant terunover. The buyer was confident that stabilized occupancy could be acheived in the short-term. The stabilized pro forma effective gross income was $4,246,066, while expenses were projected to be $1,685,702 ($4,483/Unit), including a $250/unit allocation for reserves. The pro forma net operating income is estimated to be $2,660,364 ($7,075/Unit). Given the 15% vacancy level, the capitalization rate on existing numbers is closer to a 7.0%. After the sale, the property name was changed from Country Club Apartments to Castlegate Apartments. Property last sold in 1998 for $55,186 per unit.

4	Owings Manor Apartments	06/17/03	1965	90%	791	$64,475		7.00%
	5 Brookebury Drive Owings Mills Baltimore, MD
	Comments: Though this community is outside of the Suburban Maryland market, it was included because of its size and physical similarity to the subject. Average rents at time of sale were $793. The vacancy rate was 10%. Capitalization rate of 7% reportedly after allocation for reserves. Property previously sold in August 2000 for $42,000 perunit.

5	Cider Mill Apartments	10/01/02	1971-1973	88%	864	$85,301	$7,080	8.30%
	18205 Lost Knife Circle Gaithersburg Montgomery, MD
	Comments: Consideration included the assumption of a $40.9 million existing mortgage, $21.0 million from the Company’s line of credit, and $11.8 million of Operating Partnership Units in Home Properties of New York, L.P. (OP Units). For purposes of determining the number of OP Units issued, a value of $36 per unit was negotiated. The OP Units are exchangeable for shares of HME common stock on a one-for-one basis. The mortgage carries an interest rate of 7.7% and matures in 2010. The property was in average condition and Home Properties expects to spend approximately $8 million on improvements over the next few years to enhance landscaping and signage, correct deferred maintenance, upgrade kitchens and baths, and build a community center. In some of the larger apartments, a second bathroom will be added, as well as a washer and dryer. The first year unleveraged return on this acquisition is expected to be 8.3%. The return is calculated after allocating 3% of rental revenues for management and overhead expenses and before normalized capital expenditures of approximately $525 per unit annually.

	SUBJECT		1962-1969	95%	2,899		$5,404

Springhill Lake Apartments	Sales Comparison Approach
Comparable Improved Sales Map
Analysis and Adjustment of Sales
The adjustment process is typically applied through either quantitative or qualitative analysis, or a combination of the two. Quantitative adjustments are often developed as dollar or percentage amounts and are most credible when there are sufficient data to perform a paired sales or statistical analysis. While we present numerical adjustments in the Improved Sales Adjustment Grid that follows, they are based on qualitative judgment rather than empirical data as there is not sufficient data to develop a sound quantified estimate within a reasonable degree of confidence. Our qualitative adjustments are based on a scale calibrated in 5% increments, with a minor adjustment considered to be 5% and a substantial adjustment considered to be 25%.
Our rating of each comparable sale in relation to the subject is the basis for the adjustments. If the comparable is superior to the subject, its sale price is adjusted downward to reflect the subject’s relative inferiority; if the comparable is inferior, its price is adjusted upward. The elements of comparison are:
Real Property Rights Conveyed
This adjustment is generally applied to reflect the transfer of property rights different from those being appraised, such as differences between properties owned in fee simple and in leased fee
For this analysis, no adjustments are required.

Springhill Lake Apartments	Sales Comparison Approach
Financing Terms
This adjustment is generally applied to a property that transfers with atypical financing such as having assumed an existing mortgage at a favorable interest rate. Conversely, a property may be encumbered with an above-market mortgage, which has no prepayment clause or a very costly prepayment clause. Such atypical financing often plays a role in the negotiated sale price.
For this analysis, no adjustments are required.
Conditions of Sale
This adjustment category reflects extraordinary motivations of the buyer or seller to complete the sale. Examples include a purchase for assemblage involving anticipated incremental value, or a quick sale for cash. This adjustment category may also reflect a distress-related sale, or a corporation recording a non-market price.
For this analysis, no adjustments are required.
Expenditures at Purchase
This adjustment is appropriate in situations where the sale price has been influenced by expenditures that the buyer intended to make immediately after purchase. Examples include buyer-paid sales commissions, costs to cure deferred maintenance, and costs to remediate environmental contamination.
For this analysis, no adjustments are required.
The previous adjustments, if required, are applied sequentially in the order discussed.
Time — Market Conditions
Real estate values normally change over time. The rate of change fluctuates due to investors’ perceptions of prevailing market conditions. This adjustment category reflects value changes, if any, that have occurred between the date of the sale and the effective date of the appraisal
For this analysis, we adjusted Sales 2 through 5 upward 5% annually to account for improved market conditions for apartment properties. Four of the five sales have previously sold and the following table illustrates the change in real estate values since the time of the last sales.

			Previous		Previous	Annual
Sale No.	Name	Recent Sale	Sale	Recent Date	Date	Appreciation
1	River Pointe	$12,000,000	$7,557,500	4/2004	1/2001	20%
2	Ashford at Woodlake	$44,800,000	$23,470,000	2/2004	8/1998	18%
3	Castlegate	$32,900,000	$11,478,723	12/2003	8/1998	12%
4	Owings Manor	$51,000,000	$33,222,000	6/2003	8/2000	14%

Springhill Lake Apartments	Sales Comparison Approach
Time — Market Conditions adjustments are applied after the previous adjustments but before any of the following adjustments.
Location
A property’s location greatly affects its value. This adjustment category considers general market area influences as well as a property’s accessibility and visibility from a main thoroughfare. Differing rent levels or land values are typically good indications that a location adjustment is required.
For this analysis, Sales 1 and 4 require upward adjustments of 5% and 10%, respectively for the subject’s superior location in Greenbelt, where transportation and proximity to employment centers is superior and incomes are generally higher. Conversely, a moderate downward adjustment is required to Sale 5 for the subject’s inferior neighborhood demographics compared to those of Gaithersburg.
Physical Characteristics
This adjustment category generally reflects differences between the subject and the comparables in quality of construction, age, condition, amenities, functional utility, ceiling height or any other physical characteristics that influence sale prices.
For this analysis, each sale is adjusted downward 5% to 10% for the subject’s inferior age/condition/appeal. Sales 1 and 4 are adjusted upward 5% each for the subject’s larger average unit size.
Finally, size regression adjustments reflect the effect of supply and demand upon selling prices. The demand for smaller communities is generally greater, due to the larger pool of buyers, thus increased competition between purchasers. The subject is an unusually large community and the number of prospective bidders with the wherewithal to acquire a property of this size is less than for more typical transactions (less than 1,000 units). Our investigation found no recent sales of very large communities that are considered reliable indicators. Therefore, we surveyed market participants, including brokers and investors, regarding their perceptions of the likely impact on sale price for a transaction of this size. The consensus of opinion was that supply and demand forces would indicate some downward adjustment; however, demand for apartment complexes is strong and they perceive only a slight adjustment as appropriate. We thus make a slight downward adjustment to sales 2 through 5 and a moderate adjustment to Sale 1 for the larger than typical size of the subject community.
Economic Characteristics
This adjustment category generally reflects material differences between the subject’s net operating income and the net operating income of the comparables on a per unit basis. Characteristics that affect the net operating income of a property include occupancy level, contract rental rates, and operating expenses.
The subject, like many apartment communities in this submarket, has suites leased to commercial tenants. The sale comparables have varying levels of commercial tenants.

Springhill Lake Apartments	Sales Comparison Approach
Typically these suites are for the convenience of tenants and are leased on a short term basis. Investors generally view these commercial tenants as an enhancement to the marketability of their residential apartments and not for income production. Rental rates generally are similar to residential apartments on a per square foot basis. The subject’s four commercial suites represent less than 1% of income. Therefore, we have made no adjustment.
Value Indication — Sales Comparison Approach
Based on the preceding analysis and adjustments, the comparable sales provide value indications ranging from $68,945 to $73,814 per unit. It is our opinion that the applicable unit value is $71,000 per unit, or $205,829,000. As will be discussed further in the income capitalization approach, we must deduct the present value of Giant’s below-market lease, which expires in June 2007, estimated to be $270,000. This results in the following estimate of value by the sales comparison approach:

2,899 units @ $75,000/unit	$205,829,000
Less Present Value of Giant’s Below-Market Lease	-$270,000
Value Indication	$205,559,470
Rounded To:	$206,000,000

Springhill Lake Apartments	Sales Comparison Approach
IMPROVED SALES ADJUSTMENT GRID

	Subject	Comparable 1		Comparable 2		Comparable 3		Comparable 4	Comparable 5

Property Name	Springhill Lake	River Pointe		Ashford at Woodlake		Castlegate Apartments		Owings Manor	Cider Mill Apartments
	Apartments	Apartments		Apartments		(Fmr. Country Club Apts.)		Apartments

Key Number			3965		128		1410	3152		5250
Address	9164 Edmonston	8318 Indian Head		14001 Castle		18801-13901 Castle		5 Brookebury Drive	18205 Lost Knife
	Road	Highway		Boulevard		Boulevard			Circle
City	Greenbelt	Fort Washington		Silver Spring		Silver Spring		Owings Mills	Gaithersburg
County, State	Prince George's, MD	Prince George'S, MD		Montgomery, MD		Montgomery, MD		Baltimore, MD	Montgomery, MD

Sale Date		Pending			02/26/04		01/20/04	06/17/03		10/01/02
Sale Price			$12,000,000		$44,800,000		$32,250,000	$51,000,000		$73,700,000
Rentable Floor Area	2,750,537		138,005		564,551		372,512	609,046		720,576
Average Unit Size	949		1,057		1,021		779	812		834
Units	2,899		170		534		376	791		864
Building Quality	Average	Average		Average		Average		Average	Good
Price Per Unit			$70,588		$83,895		$85,771	$64,475		$85,301

PROPERTY RIGHTS
$ADJUSTMENT			$0.00		$0.00		$0.00	$0.00		$0.00
% ADJUSTMENT			0%		0%		0%	0%		0%
ADJUSTED PRICE			$70,588.24		$83,895.13		$85,771.28	$64,475.35		$85,300.93

FINANCING TERMS
$ADJUSTMENT			$0.00		$0.00		$0.00	$0.00		$0.00
% ADJUSTMENT			0%		0%		0%	0%		0%
ADJUSTED PRICE			$70,588.24		$83,895.13		$85,771.28	$64,475.35		$85,300.93

CONDITIONS OF SALE
$ADJUSTMENT			$0.00		$0.00		$0.00	$0.00		$0.00
% ADJUSTMENT			0%		0%		0%	0%		0%
ADJUSTED PRICE			$70,588.24		$83,895.13		$85,771.28	$64,475.35		$85,300.93

EXPENDITURES AT PURCHASE
$ADJUSTMENT			$0.00		$0.00		$0.00	$0.00		$0.00
% ADJUSTMENT			0%		0%		0%	0%		0%
ADJUSTED PRICE			$70,588.24		$83,895.13		$85,771.28	$64,475.35		$85,300.93

TIME/MARKET CONDITIONS
Annualized % adjustment: 5%			0%		1%		1%	4%		8%
ADJUSTED PRICE			$70,762.29		$84,515.73		$86,840.48	$67,195.68		$91,926.35

CUMULATIVE ADJUSTMENT FACTOR			1.00		1.01		1.01	1.04		1.08

LOCATION		Inferior		Comparable		Comparable		Inferior	Superior
$ADJUSTMENT			$3,538.11		$0.00		$0.00	$6,719.57	-$	9,192.64
% ADJUSTMENT			5%		0%		0%	10%		-10%

AGE/CONDITION/APPEAL		Superior		Superior		Superior		Superior	Superior
$ADJUSTMENT		-$	3,538.11	-$	8,451.57	-$	8,684.05	3,359.78	-$	9,192.64
% ADJUSTMENT			-5%		-10%		-10%	-5%		-10%

AVERAGE UNIT SIZE/UNIT MIX		Inferior		Comparable		Comparable		Inferior	Comparable
$ADJUSTMENT			$3,538.11		$0.00		$0.00	$3,359.78		$0.00
% ADJUSTMENT			5%		0%		0%	5%		0%

COMMUNITY SIZE		Superior		Superior		Superior		Superior	Superior
$ADJUSTMENT		-$	7,076.23	-$	4,225.79	-$	4,342.02	3,359.78	-$	4,596.32
% ADJUSTMENT			-10%		-5%		-5%	-5%		-5%

ECONOMIC CHARACTERISTICS		Comparable		Comparable		Comparable		Comparable	Comparable
$ADJUSTMENT			$0.00		$0.00		$0.00	$0.00		$0.00
% ADJUSTMENT			0%		0%		0%	0%		0%

NET $ ADJUSTMENT		-$	3,538.11	-$	12,677.36	-$	13,026.07	$3,359.78	-$	22,981.59
NET % ADJUSTMENT			-5%		-15%		-15%	5%		-25%
ADJUSTED PRICE			$67,224		$71,838		$73,814	$70,555		$68,945
Range: Min - $67,224/Mean - $70,475/Max - $73,814
Indicated Subject Value: 2,899 Units @ $71,000 Per Unit = $205,829,000
Less Present Value of Giant’s Below-Market Lease: -$270,000 = $205,559,000
Rounded To: $206,000,000

Springhill Lake Apartments	Income Capitalization Approach
Income Capitalization Approach
The income capitalization approach consists of methods and techniques used to analyze a property’s capacity to generate economic benefits and converts those benefits to an indication of present value. The steps taken to apply the income capitalization approach are:
■	Estimate potential gross income. This involves analyzing the subject’s current leases to establish the potential income from leased space and then estimating market rent to apply to the subject’s vacant space.

■	Estimate vacancy and credit loss.

■	Estimate operating expenses.

■	Calculate net operating income by deducting vacancy and credit loss and operating expenses from gross income.

■	Select a capitalization rate from the market to use in direct capitalization.

■	Perform a discounted cash flow analysis to estimate value through yield analysis, if applicable.

■	Reconcile a value indication for the income capitalization approach.
The two generally accepted techniques used in this approach are direct capitalization and discounted cash flow analysis.
Direct capitalization is a method used to convert a single year’s expected income into an indication of value in one direct step, by dividing the net operating income by an appropriate capitalization rate.
Discounted cash flow (DCF) analysis is a method in which future benefits – periodic cash flow and net resale value – are converted to a value indication by discounting them to present value at an appropriate yield rate.
In this analysis, we use only the direct capitalization method since investors in this property type rely most on this method.

Springhill Lake Apartments	Income Capitalization Approach
Economic Profile of Property
The property contains 2,899 apartment units. As of the effective date of the appraisal, (based upon a Unit Status Report dated April 19, 2004 provided by management) there are 153 vacant units, reflecting a vacancy rate of 5% and an occupancy rate of 95%. Leases for residential units are typically one year in length and accessory commercial suites are 3 to 5 years. In our opinion, the property is at stabilized occupancy because the occupancy rate and rental rates are within market norms. Current occupancy information of the residential portion, including models, is summarized as follows:
OVERALL OCCUPANCY

	% of Units	Units
Total Units	100%	2,899
Vacant Units	5%	153
Occupied Units	95%	2,746
Models		1
Tenant Occupied		2,745
The subject contains 52 different unit types, which vary in terms of size, unit amenities, and condition (updated versus non-updated). Each unit type has a different rental rate. The unit types are summarized in a table in Addendum D. Within those unit types, there are 27 floor plans. Based upon discussions with brokers and investors regarding prospective purchaser analysis, we have consolidated the unit mix to 10 primary types, based upon the number of bedrooms and bathrooms, and used a weighted average size per primary type.
The ten unit types have asking rents ranging from $903 to $1,594 per month. The weighted average asking rent is $1,038 per month, or $1.09 per square foot, which is approximately 6% greater than the weighted average contract rent of $977 per month, or $1.03 per square foot. The following tables summarizes asking rents and percentage occupancy rates for each unit type.
AVERAGE CONTRACT RENT

Per Unit per Month	(2,746 tenant occupied units)	$977
Per SF per Month	(2,607,411 tenant occupied SF)	$1.03

Springhill Lake Apartments	Income Capitalization Approach
ASKING RENTS AND UNIT OCCUPANCY

		Unit			%
	Asking	Size	Asking Rent per		Occupancy
Unit Type	Rent	(SF)	SF	Units	by Unit

One Bedroom/1 Bath	$903	783	$1.15	662	95%
One Bedroom/1 Bath & Den	$978	872	$1.12	316	94%
Two Bedroom/1 Bath	$1,032	971	$1.06	1,280	94%
Two Bedroom/1 Bath & Den	$1,085	1073	$1.01	266	95%
Two Bedroom/2 Bath	$1,140	1029	$1.11	32	100%
Two Bedroom/2 Bath & Den	$1,216	1294	$0.94	30	100%
Three Bedroom/1.5 Bath	$1,322	1122	$1.18	182	94%
Three Bedroom/1.5 Bath TH	$1,345	1113	$1.21	116	97%
Four Bedroom/2.5 Bath TH	$1,594	1478	$1.08	4	100%
Four Bedroom/2 Bath	$1,591	1579	$1.01	11	100%

Weighted Average / Total	$1,038	949	$1.09	2,899	95%

The allocation of expenses between the tenants and the owner varies by section. A minority of the units (40 townhouses) is individually metered and all utilities are paid by the tenants. One section of townhouses (32 units) and one section of flats (176 units) are separately metered for all electric (lighting and air conditioning). The majority of units are served by central heating and cooling paid by the landlord. Electric for lighting is sub-metered and paid by all tenants. Water and sewer are centrally metered and paid by owner. The following table summarizes the primary arrangement for utilities:
TENANT-PAID EXPENSES

Expense	Symbol	Owner	Tenant
Electric	E		X

Heat	H	X

Hot Water	HW	X

Cooking Gas/Electric	C	X

Water	W	X

Sewer	S	X
Market Rental Estimate
Market rent is the rental income that the property would most probably command in the open market, as indicated by current rents paid and asked for comparable space as of the date of the appraisal. To estimate market rent, we conducted a search of the market to ascertain rental rates, terms, concessions, and tenant expense responsibilities, etc., for similar properties. The following table summarizes the competitive properties that are selected as the best indicators of market rent for the subject. Please refer to the addenda for detailed data sheets for each competitive property.

Springhill Lake Apartments	Income Capitalization Approach
COMPETITIVE PROPERTIES

				Year	Distance to
No.	Name	Units	Occupancy	Built	Subject

1	Greenway Village	320	95%	1967/R1992	3 miles east
2	Woodland Landing	443	98%	1969	5 miles east
3	Brittany Place	592	98%	1966	3 miles east
4	Lakeside North	276	100%	1965	2 miles northeast
5	University Square	495	98%	1968	2 miles east
6	Glen Oaks	463	95%	1977	3 miles east
7	Chesapeake Landing	173	99%	1974	6 miles south
8	Barclay Square	180	99%	1962	6 miles northwest
9	Muirfield at Montpelier	386	90%	1969/R2001	8 miles north
10	Fernwood Gardens	159	99%	1966	5 miles south
11	Falkland Chase	450	99%	1937/R1987	10 miles northwest

	Subject	2,899	95%	1962-1969

Analysis of Comparable Rentals
An opinion of market rent is developed for each unit type in the subject based on an analysis of rental rates for similar types of units in the competitive properties. We analyze each comparable in relation to the subject and make adjustments under the following elements of comparison:

ELEMENTS OF COMPARISON

Utilities	Differences in the allocation of utility expenses between tenant and owner, including responsibility for electric, gas, and water/sewer utilities as well as energy costs for heating and domestic hot water.
Unit Size	Effects on rental rates attributable to differences in unit square footages.
Location	Differences in the desirability of locations due to variations in market area demographics, accessibility to employment, neighborhood support services, and neighborhood amenities, etc.
Appeal, Age, Condition	Differences in age, quality, physical condition, functional utility and overall market appeal of the units and overall property.
Amenities	Effects on rental rates attributable to differences in unit amenities and project amenities.
Our estimate of market rent for the 10 basic unit types is developed in the following rental comparison grids.

Springhill Lake Apartments	Income Capitalization Approach
UNIT TYPE — ONE BEDROOM/1 BATH

						Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion	Cond.		ities	Per Mo

Greenway Village	$850	685	$1.24	0	-$10		$30		-$	25	$10	$855
Woodland Landing	$900	810	$1.11	0	-$10				-$	25	$10	$875
Brittany Place	$940	776	$1.21	E					-$	25	$10	$925
Lakeside North	$895	555	$1.61	E			$70	-$50	-$	25	$20	$910
University Square	$1,000	730	$1.37	E			$15	-$50	-$	30		$935
Glen Oaks	$1,202	935	$1.29	0	-$10	-$	45		-$	150		$997
Subject		783		E

Adjusted Monthly Rents from Comparables	Range: $855 - $997	Average: $916
Subject — Rent Roll		Average: $815
Subject — Typical Recent Leases		$849
Subject — Asking Rent		$903
Subject — Occupancy Rate of Unit Type		95%
ESTIMATED MARKET RENT	($1.15 per SF )	$900
UNIT TYPE — ONE BEDROOM/1 BATH & DEN

					Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion	Cond.		ities	Per Mo

Greenway Village	$950	926	$1.03	0	-$10	-$	15		-$	25	$10	$910
Woodland Landing	$935	900	$1.04	0	-$10				-$	25	$10	$910
Brittany Place	$1,070	920	$1.16	E					-$	25	$10	$1,055
Lakeside North	$1,040	765	$1.36	E			$30	-$50	-$	25	$20	$1,015
University Square	$1,130	858	$1.32	E				-$50	-$	30		$1,050
Glen Oaks	$1,297	1,050	$1.24	0	-$10	-$	55		-$	150		$1,082
Subject		872		E

Adjusted Monthly Rents from Comparables	Range: $910 - $1,082	Average: $1,004
Subject — Rent Roll		Average: $886
Subject — Typical Recent Leases		$929
Subject — Asking Rent		$978
Subject — Occupancy Rate of Unit Type		94%
ESTIMATED MARKET RENT	($1.12 per SF )	$980
UNIT TYPE — TWO BEDROOM/1 BATH

					Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion	Cond.		ities	Per Mo

Greenway Village	$950	926	$1.03	0	-$20				-$	25	$10	$915
Woodland Landing	$1,010	980	$1.03	0	-$20				-$	25	$10	$975
Brittany Place	$1,130	955	$1.18	E					-$	25	$10	$1,115
Lakeside North	$1,040	765	$1.36	E			$40	-$50	-$	25	$20	$1,025
University Square	$1,150	884	$1.30	E			$15	-$50	-$	30		$1,085
Glen Oaks	$1,297	1,050	$1.24	0	-$20	-$	15		-$	150		$1,112
Subject		971		E

Adjusted Monthly Rents from Comparables	Range: $915 - $1,115	Average: $1,038
Subject — Rent Roll		Average: $935
Subject — Typical Recent Leases		$969
Subject — Asking Rent		$1,032
Subject — Occupancy Rate of Unit Type		94%
ESTIMATED MARKET RENT	($1.06 per SF )	$1,032

Springhill Lake Apartments	Income Capitalization Approach
UNIT TYPE — TWO BEDROOM/1 BATH & DEN

					Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion	Cond.		ities	Per Mo

Greenway Village	$950	926	$1.03	0	-$20		$130		-$	25	$10	$1,045
Woodland Landing	$1,055	1,080	$0.98	0	-$20				-$	25	$10	$1,020
Brittany Place	$1,235	1,090	$1.13	E					-$	25	$10	$1,220
Lakeside North	$1,040	765	$1.36	E			$60	-$50	-$	25	$20	$1,045
University Square	$1,285	1,012	$1.27	E			$10	-$50	-$	30		$1,215
Glen Oaks	$1,496	1,312	$1.14	0	-$20	-$	100		-$	150		$1,226
Subject		1,073		E

Adjusted Monthly Rents from Comparables	Range: $1,020- $1,226	Average: $1,129
Subject — Rent Roll		Average: $1,023
Subject — Typical Recent Leases		$1,059
Subject — Asking Rent		$1,085
Subject — Occupancy Rate of Unit Type		95%
ESTIMATED MARKET RENT	($1.01 per SF )	$1,085
UNIT TYPE — TWO BEDROOM/2 BATH

					Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion	Cond.		ities	Per Mo

Greenway Village	$950	926	$1.03	0	-$20		$70		-$	25	$10	$985
Woodland Landing	$1,010	980	$1.03	0	-$20		$60		-$	25	$10	$1,035
Brittany Place	$1,130	955	$1.18	E			$65		-$	25	$10	$1,180
Glen Oaks	$1,402	1,200	$1.17	0	-$20	-$	35		-$	150		$1,197
Barclay Square	$1,158	871	$1.33	0	-$20		$30		-$	25	$10	$1,153
Lakeside North	$1,040	765	$1.36	E			$83	-$50	-$	25	$20	$1,068
Subject		1,029		E

Adjusted Monthly Rents from Comparables	Range: $985 - $1,197	Average: $1,103
Subject — Rent Roll		Average: $1,049
Subject — Typical Recent Leases		$1,063
Subject — Asking Rent		$1,140
Subject — Occupancy Rate of Unit Type		100%
ESTIMATED MARKET RENT	($1.07 per SF )	$1,100
UNIT TYPE — TWO BEDROOM/2 BATH & DEN

					Adjustments
	Rent		Rent					Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit	Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size	tion	Cond.		ities	Per Mo

Greenway Village	$1,060	1,100	$0.96	0	-$20	$90		-$	25	$10	$1,115
Woodland Landing	$1,200	1,146	$1.05	0	-$20	$15		-$	25	$10	$1,180
Brittany Place	$1,255	1,090	$1.15	E		$90		-$	25	$10	$1,330
University Square	$1,420	1,038	$1.37	E		$50	-$50	-$	30		$1,390
Glen Oaks	$1,496	1,312	$1.14	0	-$20			-$	150		$1,326
Barclay Square	$1,208	977	$1.24	0	-$20	$60		-$	25	$10	$1,233
Subject		1,294		E

Adjusted Monthly Rents from Comparables	Range: $1,115 - $1,390	Average: $1,262
Subject — Rent Roll		Average: $1,129
Subject — Typical Recent Leases		$1,169
Subject — Asking Rent		$1,216
Subject — Occupancy Rate of Unit Type		100%
ESTIMATED MARKET RENT	($0.94 per SF )	$1,215

Springhill Lake Apartments	Income Capitalization Approach
UNIT TYPE — THREE BEDROOM/1.5 BATH

					Adjustments
	Rent		Rent					Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit	Loca-	Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size	tion	Cond.		ities	Per Mo

Greenway Village	$1,060	1,100	$0.96	0	-$30			-$	25	$10	$1,015
Woodland Landing	$1,200	1,146	$1.05	0	-$30	- $17		-$	25	$10	$1,138
Brittany Place	$1,409	1,024	$1.38	E		$10		-$	25	$10	$1,404
University Square	$1,420	1,038	$1.37	E		- $40	-$50	-$	30		$1,300
Glen Oaks	$1,601	1,430	$1.12	0	-$30	- $80		-$	150		$1,341
Lakeside North	$1,260	912	$1.38	E		$20	-$50	-$	25	$20	$1,225
Subject		1,122		E

Adjusted Monthly Rents from Comparables	Range: $1,015 - $1,404	Average: $1,237
Subject — Rent Roll		Average: $1,254
Subject — Typical Recent Leases		$1,149
Subject — Asking Rent		$1,322
Subject — Occupancy Rate of Unit Type		94%
ESTIMATED MARKET RENT	($1.11 per SF )	$1,250
UNIT TYPE — THREE BEDROOM/1.5 BATH TH

					Adjustments
	Rent		Rent							Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit		Loca-		Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size		tion		Cond.		ities	Per Mo

Muirfield at Montpelier	$1,350	1,465	$0.92	E	—	-$	35		$80	-$	50	$10	$1,355
Fernwood Gardens	$1,275	980	$1.30	E	—	-$	65		$80		$30	$30	$1,350
Falkland Chase	$1,843	1,431	$1.29	E,H,HW,C,W,S	$70	-$	15	-$	200	-$	200	$20	$1,518
Subject		1,113		E

Adjusted Monthly Rents from Comparables	Range: $1,350- $1,518	Average: $1,408
Subject — Rent Roll		Average: $1,231
Subject — Typical Recent Leases		$1,374
Subject — Asking Rent		$1,345
Subject — Occupancy Rate of Unit Type		97%
ESTIMATED MARKET RENT	($1.24 per SF )	$1,375
UNIT TYPE — FOUR BEDROOM/2.5 BATH TH

					Adjustments
	Rent		Rent						Appeal			Adjusted
	Per		Per	Tenant	Util-	Unit	Loca-		Age		Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size	tion		Cond.		ities	Per Mo

Muirfield at Montpelier	$1,350	1,465	$0.92	E		$150		$80	-$	50	$10	$1,540
Fernwood Gardens	$1,275	980	$1.30	E		$125		$80		$30	$30	$1,540
Falkland Chase	$1,843	1,431	$1.29	E,H,HW,C,W,S	$70	$145	-$	200	-$	200	$20	$1,678
Subject		1,478		E

Adjusted Monthly Rents from Comparables	Range: $1,540 - $1,678	Average: $1,586
Subject — Rent Roll		Average: $1,452
Subject — Typical Recent Leases		$1,449
Subject — Asking Rent		$1,594
Subject — Occupancy Rate of Unit Type		100%
ESTIMATED MARKET RENT	($1.04 per SF )	$1,540

Springhill Lake Apartments	Income Capitalization Approach
UNIT TYPE — FOUR BEDROOM/2 BATH

					Adjustments
	Rent		Rent					Appeal		Adjusted
	Per		Per	Tenant	Util-	Unit	Loca-	Age	Amen-	Rent
Property Name	Mo	SF	SF	Pays	ities	Size	tion	Cond.	ities	Per Mo

University Square	$1,509	1,166	$1.29	E		$20	-$50	-$30		$1,449
Chesapeake Landing	$1,190	1,420	$0.84	E		$10	$80	-$25	$10	$1,265
Barclay Square	$1,500	1,347	$1.11	0	-$40	$10		-$25	$20	$1,465
Subject		1,579		E

Adjusted Monthly Rents from Comparables	Range: $1,265 - $1,465	Average: $1,393
Subject — Rent Roll		Average: $1,446
Subject — Typical Recent Leases		$1,564
Subject — Asking Rent		$1,591
Subject — Occupancy Rate of Unit Type		100%
ESTIMATED MARKET RENT	($0.92 per SF )	$1,450
Market Rental Conclusions
The previous grids show adjustments are required to the comparable rentals to account for differences in utility structure, unit size (including differences in number of bedrooms and bathrooms), location, age/condition/appeal, and community and unit amenities.
In deriving market rents for the subject, we placed most weight on the subject’s current average asking rents and actual contract rents, as well as on Greenway Village, Woodland Landing, Brittany Place, and Lakeside North for the subject’s one- through three-bedroom garden units, based on similarity of location, age/condition, and amenities. In determining market rents for the townhouses and four bedroom garden units, we relied on the subject’s current average asking rents, and the adjusted rents of the comparables, since there is limited supply in the market and demand is high. We found that, as with the subject, three- and four-bedroom rentals in the market are fewer and thus rarely turned over, causing managers to ask for higher rents.
Based on the preceding analysis, we estimate market rent for the ten unit types as follows:

Springhill Lake Apartments	Income Capitalization Approach
CONCLUDED MARKET RENTAL RATES

	Market
	Rent per	Market
Unit Type	Month	Rent per SF

One Bedroom/1 Bath	$900	$1.15
One Bedroom/1 Bath & Den	$980	$1.12
Two Bedroom/1 Bath	$1,032	$1.06
Two Bedroom/1 Bath & Den	$1,085	$1.01
Two Bedroom/2 Bath	$1,100	$1.07
Two Bedroom/2 Bath & Den	$1,215	$0.94
Three Bedroom/1.5 Bath	$1,250	$1.11
Three Bedroom/1.5 Bath TH	$1,375	$1.24
Four Bedroom/2.5 Bath TH	$1,540	$1.04
Four Bedroom/2 Bath	$1,450	$0.92

Market rent for the overall property is estimated at $35,949,720 per year as shown in the table below.
MARKET RENT FOR OVERALL PROPERTY

				Market Rent for Vacant
	Market	Market Rent for All Units		Units
	Rent per		Total Rent per		Total Rent per
Unit Type	Month	Units	Month	Units	Month

One Bedroom/1 Bath	$900	662	$595,800	36	$32,400
One Bedroom/1 Bath & Den	$980	316	$309,680	20	$19,600
Two Bedroom/1 Bath	$1,032	1,280	$1,320,960	71	$73,272
Two Bedroom/1 Bath & Den	$1,085	266	$288,610	12	$13,020
Two Bedroom/2 Bath	$1,100	32	$35,200	0
Two Bedroom/2 Bath & Den	$1,215	30	$36,450	0
Three Bedroom/1.5 Bath	$1,250	182	$227,500	11	$13,750
Three Bedroom/1.5 Bath TH	$1,375	116	$159,500	3	$4,125
Four Bedroom/2.5 Bath TH	$1,540	4	$6,160	0
Four Bedroom/2 Bath	$1,450	11	$15,950	0

	$1,033	2,899	$2,995,810	153	$156,167

	Annual Total:		$35,949,720		$1,874,004

			$1,033 per Unit;		$1.09 per SF

Springhill Lake Apartments	Income Capitalization Approach
Estimate of Gross Income
Potential Gross Rent
The subject’s potential gross rent for the first forecast year is based on the average of contract rents in place (including 153 vacant units at market rent) and the estimated market rent for the overall property, estimated previously. This is reasonable because, over the course of the year, rental income will increase as leases roll over and are recast at the current market rent. Based on the calculations in the following table, the resulting estimate of potential gross rent is $35,000,000 (rounded).
POTENTIAL GROSS RENT

	# Apt	Avg Rent per	Total Monthly	Annual
	Units	Month	Rent	Rent

PART 1: Contract Rent for Occupied Units Plus
Market Rent for Vacant Units
Contract Rent — Tenant Occupied Units based on Current Rent Roll	2,746	$977	$2,682,071	$32,184,852
Market Rent for Vacant Units	153	$1,021	$156,167	$1,874,004
Total	2,899		$2,838,238	$34,058,856

PART 2: Market Rent for All Units	2,899	$1,033	$2,995,810	$35,949,720

PART 3: Average of Parts 1 and 2	2,899	$1,006		$35,004,288

POTENTIAL GROSS RENT				$35,004,288

ROUNDED				$35,000,000

The first forecast year is the 12-month period following the effective date of the appraisal, starting April 1, 2004 and ending March 31, 2005. Since the property is stabilized, as discussed previously, we use the first forecast year when applying direct capitalization.
Vacancy and Collection Loss
This category consists of the rent loss caused by physical vacancy and credit loss, including concessions and tenant discounts, projected for the subject. Prior to 2003, vacancy levels in the submarket were under 2%. The 2003 year-end vacancy rate in this submarket was 3.8% and the subject’s peer group (i.e., primary competition) is 3%.
Credit loss includes income lost from rental discounts, such as those given to county teachers, military, and other Federal employees. It also includes income lost from rent specials.
For the subject, we estimate a stabilized vacancy and collection loss at -7% based on 5% vacancy and 2% credit loss. The subject’s historical vacancy and collection loss has ranged from 4.3% in 2001 to 5.8% in 2003. Deducting vacancy and collection loss from potential gross income, we arrive at effective gross income.

Springhill Lake Apartments	Income Capitalization Approach
Other Income
This category includes any other income from the property, such as from laundry facilities, vending machines, storage space rentals, tenant fees, and other miscellaneous sources. Total other income is projected at $1,400,000, or 4% of potential gross income, net of vacancy and collection loss, based on historical receipts at the subject that have ranged between 3.5% and 4.5% per year for the last three years, as shown in the following table.
SUBJECT’S ITEMIZED OTHER INCOME

	2001	2002	2003

Utilities Reimbursements	$7,455	$41,701	$219,320
Laundry	$372,024	$391,497	$458,503
Cable TV	$62,893	$63,295	$96,967
Telephone	$69,624	$52,445	$42,505
Corporate Units	-$6,970	$28,696	- $2,095
Parking	$1,150	$8,288	$4,272
Misc. Tenant Charges	$7,601
Late Charges	$219,927	$185,690	$210,168
NSF Charges	$19,440	$16,000	$17,640
Pay Telephone Commission	$243	$202	$362
Admin Fees-Resident Charge			$9,488
Keys, Locks, Lock Changes	$2,764	$8,734	$3,728
Transfer Fee	$2,610	$9,464	$4,100
Misc. Resident Charges	$11,569	$97,978	$6,107
Non-Refundable Admin Fees			$550
Storage Space	$880	$9,939	$12,917
Cleaning & Damage Fees	$10,862	$13,166	$16,464
Deposit Forfeitures	$15,936	$8,476	- $758
Legal Fees	$108,193	$68,657	$136,785
Non-Refundable Pet Fees	$4,925	$3,739	$2,850
Pet Damage Charges			$199
Lease Cancellation Fees	$60,638	$159,798	$132,734
Application Fees	$59,409	$45,368	$76,912
Monthly Pet Rent	$2,443	$9,217	$9,992
Miscellaneous Income	$27,292	$12,862
Fee Adjustments			-$16,337

	$1,060,908	$1,235,212	$1,443,373

Percent of PGI	3.5%	3.9%	4.5%

Other income was added to effective gross income to arrive at total effective gross income.
Commercial Income
There are four commercial tenants at the subject; the balance of the commercial space is occupied by management. The Giant lease represents an unoccupied renewal leased at a below-market, fixed rate until 2007. Management reports that there are no pass-through charges or additional rent. Landlords generally view these small commercial establishments as convenience amenities for tenants. The following table summarizes

Springhill Lake Apartments	Income Capitalization Approach
the current contract terms of commercial tenants. Lease terms are profiled in Addendum D.
SUBJECT COMMERCIAL LEASE SUMMARY

Address	Tenant	Use	Area	Expires	Annual	$/SF/Yr	$/Mo	$/SF/Mo

6237 Springhill Dr.	Giant Food	Office	12,000	30-Jun-07	$27,600	$2.30	$2,300	$0.19
6237 Springhill Dr.	Board of Ed. Of PG County	Child Care	3,642	31-Jul-11	$76,380	$20.97	$6,365	$1.75
9234 Springhill Ln.	Hunan China Carryout	Retail	980	30-Aug-07	$13,896	$14.18	$1,158	$1.18
9240 Springhill Ln.	Convenience Store	Retail	3,500	30-Jun-04	$33,852	$9.67	$2,821	$0.81

			20,122		$151,728		$12,644

Source: Leases and property owner/management
     The following table summarizes comparable commercial leases in the submarket.
COMMERCIAL LEASE COMPARABLES

Property	Use	Area	Annual	$/SF/Yr	$/Mo	$/SF/Mo

Largo Plaza, Upper Marlboro	Retail	2,375	$52,250	$22.00	$4,354	$1.83
Hickory Ridge, Columbia	Retail	550	$14,300	$26.00	$1,192	$2.17
Burtonsville Crossing	Retail	1,504	$31,298	$20.81	$2,608	$1.73
Aerospace Plaza, Greenbelt	Retail	1,882	$47,050	$25.00	$3,921	$2.08
Greenway Center, Greenbelt	Retail	3,400	$91,800	$27.00	$7,650	$2.25
8513 Ardwick Ardmore Rd., Landover	Office	4,500	$63,315	$14.07	$5,276	$1.17
9410 Annapolis Rd., Lanham	Office	7,000	$98,000	$14.00	$8,167	$1.17
9418 Annapolis Rd., Lanham	Office	900	$12,150	$13.50	$1,013	$1.13
4700 Berwyn House Rd., College Park	Office	4,000	$48,000	$12.00	$4,000	$1.00
8713-19 Greenbelt Rd., Greenbelt	Office	9,065	$125,913	$13.89	$10,493	$1.16
3408-20 Hamilton St., Hyattsville	Office	2,150	$21,500	$10.00	$1,792	$0.83
4811 Kenilworth Ave., Hyattsville	Office	2,450	$19,600	$8.00	$1,633	$0.67
10611 New Hampshire Ave., Silver Spring	Office	2,500	$33,000	$13.20	$2,750	$1.10
3321-31 Toledo Ter., Hyattsville	Office	3,900	$54,600	$14.00	$4,550	$1.17
La Petite Academy, Crofton	Child Care	7,284	$146,044	$20.05	$12,170	$1.67
Kinder Care Learning Ctr., Gaithersburg	Child Care	6,387	$155,971	$24.42	$12,998	$2.04
Kindercare, Columbia	Child Care	14,616	$216,024	$14.78	$18,002	$1.23

These comparables would require adjustment for location, expense structure and physical characteristics. Considering the data available, the three existing contract rates (day care and retail) appear reasonable and are considered generally reflective of the market.
Due to its location and lack of visibility, we believe market rent for the Giant space would be below the range of multi-tenant office buildings in the submarket. We conclude that market rent would be $8,000 per month, full service, or $96,000 per year. Combining the Giant space at market with the contract rates of the other three commercial suites indicates a monthly gross income of $18,344, or total commercial rent of $220,128 annually.

Springhill Lake Apartments	Income Capitalization Approach
The present value of Giant’s below-market lease is estimated to be $270,000, as shown in the following table. We deducted this amount from the value derived by the sales comparison approach previously, and will likewise deduct it from the stabilized value derived from the Income Capitalization Approach at the end of this section.

Period	Market Rent	Contract Rent	Difference	PV Factor*	Loss

Year 1	$96,000	$27,600	$68,400	-1.0000	-$	68,400
Year 2	$96,000	$27,600	$68,400	-0.9620	-$	65,801
Year 3	$96,000	$27,600	$68,400	-0.9250	-$	63,270
Year 4	$96,000	$27,600	$68,400	-0.8890	-$	60,808
Last 2 months	$16,000	$4,600	$11,400	-0.9870	-$	11,252

		Present Value of Giant Lease:			-$	269,530
*    Based on market-derived annual interest of 4%
Total Effective Gross Income (EGI)
The subject’s effective gross income was $30,374,259 in 2001, $31,485,563 in 2002, and $31,840,365 in 2003. The EGI has averaged $31,233,396 during the last three years. Total EGI is projected to be $34,170,128 for the 12-month period following the effective date of the appraisal.
The Income Reconstruction Chart, below, reflects our stabilized income projections for the first forecast year as well as historical information provided by the property owner. Copies of financial reports for the subject are in the addenda.
INCOME RECONSTRUCTION CHART

							Forecast Year
							04/01/04- 03/31/05
Historic Income / Expenses						Category	(Stabilized Basis)
2001		2002		2003					Per
Actual		Actual		Actual		Gross Income	Amount		Unit

	$30,626,651		$31,610,409		$32,112,591	Potential Gross Income		$35,000,000		$12,073
-$	1,313,300	-$	$1,461,629	-$	1,864,641	Vacancy/Collection Loss -7%	-$	2,450,000	-$	845
	$29,313,351		$30,148,780		$30,247,950	Effective Gross Income		$32,550,000		$11,228
	$1,060,908		$1,235,212		$1,443,373	Other Income (4% of PGI)		$1,400,000		$483
Included in PGI			$101,571		$149,042	Commercial Income		$220,128		$76

	$30,374,259		$31,485,563		$31,840,365	Total Effective Gross Income		$34,170,128		$11,787
						Expenses
	$1,820,313		$1,838,185		$1,871,997	Real Estate Taxes		$2,237,556		$772
	$529,682		$501,162		$619,740	Insurance		$579,800		$200
	$4,153,847		$4,008,487		$4,215,770	Utilities		$4,826,835		$1,665
	$4,381,702		$4,427,495		$6,863,047	Repairs And Maintenance		$5,928,455		$2,045
	$2,069,362		$2,282,556		$2,333,871	General And Administrative		$2,522,130		$870
	$1,048,350		$935,978		$953,410	Management Fees : 3.00%		$1,025,104		$354
						Replacement Reserves: $300		$869,700		$300

	$14,003,256		$13,993,863		$16,857,835	Total Expenses		$17,989,580		$6,205
	46.1%		44.4%		52.9%	Operating Expense Ratio		52.6%		52.6%

	$16,371,003		$17,491,700		$14,982,530	Net Operating Income		$16,180,548		$5,581

Springhill Lake Apartments	Income Capitalization Approach
Analysis of Operating Expenses
Historical expenses of the subject are reported in the Income Reconstruction Chart. Projected expenses are for the 12 month period following the effective date of the appraisal, assuming typical professional management. We estimate expenses on a per dwelling unit basis as follows.
EXPENSE ANALYSIS PER UNIT

	IREM	Comparable	Comparable	Subject
	Washington DC	Properties	Properties	per Unit
Expense Category	Gardens	(Minimum)	(Maximum)	(Projected)

Real Estate Taxes	$776	$504	$1,312	$772
Insurance	$143	$62	$406	$200
Utilities	$1,173	$155	$1,403	$1,665
Repairs And Maintenance	$1,009	$910	$1,657	$2,045
General And Administrative	$978	$572	$1,146	$870
Management Fees	$523	$406	$547	$354
Replacement Reserves				$300

Total Operating Expenses	$4,602	$2,609	$6,471	$6,205

Source: IREM 2003 Edition and files of Integra Realty Resources. The preceding total operating expenses do not equal the sum of the individual categories due to the survey process.
Real Estate Taxes
This expense category, which has been addressed in detail in the Real Estate Tax Analysis section of the report, includes all local, county, and state assessments for real property. Real estate taxes for the subject are estimated to be $2,237,556, or $771.84 per unit, which is higher than the history of the subject, but in line with comparable properties and with IREM published expense data.
As mentioned previously, taxes are due July 1st; therefore the estimated tax liability is adjusted to reflect a blended rate for the pro forma year. The tax liability estimation is derived by multiplying the current (2003) annual taxes of $493,173 by three months (from the effective date to the end of the tax year, April through June 2003), then multiplying the estimated 2004 annual taxes of $1,744,383 by nine months, then adding the two totals together for a total amount of $2,237,556.

2003-2004 Tax Year
Total Tax	No. of Months		Pro Rata Tax
$1,972,692	April-June	3	$493,173.10
2004-2005 Tax Year
Total Tax	No. of Months
$2,325,844	July-March	9	$1,744,383.17

		12	$2,237,556.27

Springhill Lake Apartments	Income Capitalization Approach
Insurance
This expense category includes property and casualty insurance for the subject Based on the subject’s historical financials and market expenses, we estimate this expense at $579,800, or $200 per unit, in line with the history of the subject, of comparable properties, and with IREM published expense data.
Utilities
Total utility charges include water, sewer, natural gas, and electricity expenses. The owner is responsible for water and sewer and the majority of gas and the tenants are responsible for electricity (see Subject Status at beginning of this section). We estimate this expense at $4,826,835, or $1,665 per unit, which is higher than the history of the subject, comparable properties and IREM published expense data. We project utility expenses to be higher because of price caps expiring for Maryland utility companies on June 1, 2003. The Maryland Public Service Commission released estimates in changes to utility bills for Maryland commercial customers, which will be as high as 35% for mid-sized companies dealing with PEPCO, the subject’s supplier. Therefore, our projected gas and electric expenses reflect a significant increase over historicals.
Repairs/Maintenance
This expense category includes repairs and maintenance expenses, including salaries, independent contractors and miscellaneous costs associated with general repairs as well as cleaning and repainting of apartment units upon rollover. We estimate this expense at 5,928,455, or $2,045 per unit, in line with the history of the subject, but higher than the experience of comparable properties, and with IREM published expense data.
General/Administrative
These expenses include the costs of marketing and advertising, legal, accounting, and telephone expenses. This category includes other operating expenses that are not separately identified in the previous categories. It also includes payroll costs and related taxes, insurance and benefits, attributable to on-site leasing personnel, as well as income loss from employee and model units. We estimate this expense at $2,522,130, or $870 per unit, which is an increase from the history of the subject, but in line with comparable properties, and lower than IREM published expense data.
Management
This expense item represents the sum paid for, or the value of, management services. Management fees are considered to be an expense of operation, no matter if the services are contracted or provided by the property owner. We estimate this expense at a rate of 3.0% of effective gross income, or $1,205,104 overall.
Replacement Reserves
This expense category accounts for the cost of periodic replacement of capital items, such kitchen appliances, HVAC units and roof. We estimate this expense at $300 per unit or $869,700 overall.

Springhill Lake Apartments	Income Capitalization Approach
Total Operating Expenses

Total operating expenses are estimated to be $17,989,580, or $6,205 per unit. For the preceding three years, the expenses were $16,857,835, $14,003,256, and $13,993,863 since 2001. The operating expenses of comparable properties range from $3,183 to $4,889 per unit as shown in the Expense Report in the addenda. Compared to the past, the subject’s future operating expenses are projected be higher, in part, because of higher projected utility expenses.
DETAILED EXPENSES

Description	2001		2002		2003		Projection	Per Unit

FIXED EXPENSES
Real Estate Taxes		$1,820,313		$1,838,185		$1,871,997	$2,237,556	$771.84
Insurance		$529,682		$501,162		$619,740	$579,800	$200.00
OPERATIONAL EXPENSES
Gas		$1,640,657		$1,373,388		$1,579,110	$1,739,400	$600.00
Electric		$1,218,627		$1,489,897		$1,317,407	$1,739,400	$600.00
Fuel Oil/Coal		$110,038				$32,084	$43,485	$15.00
Water/Sewer		$1,184,525		$1,145,202		$1,287,169	$1,304,550	$450.00
Subtotal Utilities		$4,153,847		$4,008,487		$4,215,770	$4,826,835	$1,665.00
Trash Removal		$129,762		$184,797		$195,934	$202,930	$70.00
Pest Control		$80,330		$59,799		$64,035	$72,475	$25.00
Grounds/Maintenance		$214,035		$359,192		$326,373	$376,870	$130.00
Building Maintenance and Repairs		$644,217		$739,976		$2,463,168	$1,884,350	$650.00
Interior & Exterior Decorating		$1,186,945		$1,139,257		$1,669,990	$1,449,500	$500.00
Cleaning		$416,018		$431,653		$739,771	$579,800	$200.00
Equipment/Supplies		$284,522		$493,125		$500,326	$318,890	$110.00
Pool Maintenance		$66,829		$67,675		$68,715	$72,475	$25.00
Pkg. Area Maint & Snow Removal		$24,892		$37,138		$49,258	$72,475	$25.00
Other R&M		$10,735		$31,652		$39,815	$28,990	$10.00
Maintenance Payroll		$1,189,512		$746,314		$611,682	$710,255	$245.00
Grounds Person Payroll		$133,905		$136,917		$133,980	$159,445	$55.00
Subtotal Repairs/Maintenance		$4,381,702		$4,427,495		$6,863,047	$5,928,455	$2,045.00
Manager & Employee Salaries		$897,950		$920,583		$823,351	$971,165	$335.00
Security		$36,987		$28,233		$39,237	$28,990	$10.00
Payroll Taxes and Benefits		$492,358		$577,793		$501,245	$550,810	$190.00
Office/Employee Units (including Model)		$38,483		$8,927		$42,202	$57,980	$20.00
Advertising		$106,194		$73,490		$89,835	$86,970	$30.00
Leasing Commissions		$5,789		$54,184		$107,617	$144,950	$50.00
Legal/Accounting/Collections		$250,409		$256,438		$260,116	$260,910	$90.00
Misc. Taxes, Licenses, permits		$208,036		$180,295		$161,433	$173,940	$60.00
Office/Telephone/Postage		$231,497		$171,556		$248,715	$217,425	$75.00
Interest Income	-$	198,549	-$	63,407	-$	31,821	$0	$0.00
Miscellaneous		$208		$74,464		$91,935	$28,990	$10.00
Subtotal Administrative		$2,069,362		$2,282,556		$2,333,871	$2,522,130	$870.00
Management		$1,048,350		$935,978		$953,410	$1,025,104	$353.61
Capital Items (Reserves)							$869,700	$300.00
Total Expenses		$14,003,256		$13,993,863		$16,857,835	$17,989,580	$6,205.44
Net Operating Income (NOI)
The stabilized net operating income for the subject, calculated by deducting the projected operating expenses from the projected effective gross income, is $16,180,548. For the previous three years, NOI has been $14,982,530, $16,371,003 and $17,491,700 since 2001.

Springhill Lake Apartments	Income Capitalization Approach
Capitalization Rate Analysis
We use three methods to estimate a capitalization rate applicable to the stabilized NOI for the subject: review of investor surveys, extraction of rates from comparable sales, and the band of investment method. Investor surveys summarized below indicate a range of capitalization rates for apartment properties of 7.25% to 8.23% with a central tendency of 7.75%. Rates have been moving downward over the past 10 quarters, and this trend is expected to stabilize in the near term.
CAPITALIZATION RATE SURVEYS – APARTMENT PROPERTIES

	Viewpoint	Viewpoint
	Year End 2003	Year End 2003	Korpacz	ACLI
	National	National	1Q-2004	4Q-2003
	Urban	Suburban	National	National
	Multifamily	Multifamily	Apartment	Apartment

Range	6%-10.5%	6.3%-9.5%	5.5%-9.25%	NA
Average	8.23%	8.04%	7.25%	7.50%
CAPITALIZATION RATE TRENDS — APARTMENT PROPERTIES
Quarter/Year
KORP — Korpacz Real Estate Investor Survey — National Apartment Market
ACLI — American Council of Life Insurers Investment Bulletin — Apartment Properties
The second method, extraction of capitalization rates from comparable sales, is considered reliable when recent comparable sales are available. The table below summarizes the sales that provide the best indications of a capitalization rate for the subject.

Springhill Lake Apartments	Income Capitalization Approach
Capitalization Rate Analysis

		Year	Sale	Overall		Price per
No.	Property Name	Built	Date	Cap Rate	Units	Unit

1	River Pointe Apartments, Fort Washington, MD	1970	4/04	7.89%	170	$70,588
2	Ashford at Woodlake Apartments, Silver Spring, MD	1974	2/04	7.50%	534	$83,895
3	Castlegate Apartments (Fmr. Country Club Apts.), Silver Spring, MD	1981	1/04	8.25%	376	$85,771
4	Owings Manor Apartments, Owings Mills, MD	1965	6/03	7.00%	791	$64,475
5	Cider Mill Apartments, Gaithersburg, MD	1971-1973	10/02	8.30%	864	$85,301
6	Cheverly Crossing, Hyattsville, MD	1972	11/03	8.00%	100	$121,000
7	Falkland Chase, Silver Spring, MD	1937	9/03	6.50%	450	$58,500
8	Mews at Kennebec, Oxon Hill, MD	1962	8/03	8.00%	294	$40,136

	Average(Mean)			7.68%

The sales show capitalization rates ranging from 7.00% — 8.30% with an average of 7.68%.

Additionally, we spoke with two brokers active in apartment acquisitions in the suburban Washington, DC market area. Both stated that properties of similar vintage and condition as the subject are being purchased on cap rates in the high 6’s to the low 7’s percentile. Based on an analysis of the sales combined with trends in investor surveys, a capitalization rate in the range of 7% to 7.5% appears reasonable.

The third method, band of investment, derives a capitalization rate from the weighted average of the mortgage and equity demands on net income generated from the property. This method involves an estimate of typical financing terms based on a survey of lenders active in this property type as well as an estimated rate of return on equity capital sufficient to attract investors. Utilizing this method, a capitalization rate of 7.65% is indicated for the subject.

Springhill Lake Apartments	Income Capitalization Approach
BAND OF INVESTMENT METHOD
LENDER SURVEY

			Amort.	Interest
Lender	Date	LTV Ratio	(Years)	Rate

KeyBank	03/22/04	75.00%	20	4.34%
Morgan Stanley	03/22/04	75.00%	20	5.02%
Archon Financial	03/22/04	75.00%	20	4.38%
Realtyrates.com	1st Quarter	75.00%	27	6.65%
MORTGAGE / EQUITY ASSUMPTIONS

Loan to Value Ratio	80%
Interest rate	5.1000%
Amortization (Years)	25
Mortgage Constant	7.0852%
Equity Ratio	20%
Equity Dividend Rate	10.0000%
WEIGHTED AVERAGE OF MORTGAGE AND EQUITY REQUIREMENTS

Mortgage Requirement	80% x 7.0852%	5.6681%
Equity Requirement	20% x 10.0000%	2.0000%
Capitalization Rate		7.6681%

Capitalization Rate (Rounded)		7.65%

To reconcile the results of the three methods, we note that the probable buyer is a national investor. The comparable sales indicate that these investors are purchasing apartment properties at capitalization rates ranging from 6.5% to 8.25%, with the most recent transaction reflecting a capitalization rate of 8%. These investors tend to maximize leverage, thus less weight is given to the band of investment method. On balance, we conclude to a capitalization rate of 7.5% for the subject.

However, all of the market data cited pertains to the typical garden apartment complex. The subject is an unusually large community and the number of prospective bidders with the wherewithal to acquire a property of this size is significantly less than for more typical transactions (less than 1,000 units). Market data of recent sales of very large communities that are considered reliable indicators is very limited. Therefore, we surveyed market participants, including brokers and investors, regarding likely overall capitalization rates for a transaction of this size. The consensus of opinion was that larger properties, like the subject, would reflect a 15- to 25-basis point increase over typical capitalization rates. Applying a 25-basis point upward adjustment to our market typical conclusion of 7.5% indicates a capitalization rate of 7.75% for the subject.
Value Indication — Direct Capitalization
When we apply the capitalization rate of 7.75% to the stabilized net operating income of $16,180,548, we arrive at a stabilized value indication of $208,781,267. Deducting the present value of Giant’s below-market lease of $270,000 (rounded), brings the “as is” value indication to $208,511,267, rounded to $208,500,000.

Springhill Lake Apartments	Income Capitalization Approach

Effective Gross Income		$34,170,128
Less Expenses		$17,989,580

Net Operating Income		$16,180,548
Capitalization Rate		7.75%

Stabilized Value Indication		$208,781,267
Adjustments
Less Present Value Of Giant’s Below-Market Lease	-$	270,000

As Is Value Indication		$208,511,267
Rounded To		$208,500,000

Springhill Lake Apartments	Reconciliation
Reconciliation
Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications can result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are:

Cost Approach	N/A
Sales Comparison Approach	$206,000,000	($71,059 /Unit)
Income Capitalization Approach	$208,500,000	($71,921 /Unit)
Cost Approach
The cost approach is not applicable and is not used in our analysis.
Sales Comparison Approach
The sales comparison approach is most reliable in an active market when a sufficient number of sales are available for analysis. In this case, the subject’s market has been very active and there a number of recent sales similar in age, design and market appeal. However, the subject is believed to be the largest community in the Washington suburban market. The quantity and quality of market data of very large communities is very limited. Because of differences between the subject and the sales, significant adjustments are required, thus reducing the reliability of this approach. As a result, the sales comparison approach is used primarily as support for the value derived from the income capitalization approach.
Income Capitalization Approach
The income capitalization approach is usually given greatest weight in valuing investment properties because it simulates the thought process of market participants in the investment property arena. The reliability of this approach is enhanced by the large quantity of market data that is available to develop estimates of rental rates, operating expenses, and capitalization rates. Therefore, we give the income capitalization approach primary emphasis in our opinion of value.

Springhill Lake Apartments	Reconciliation
Conclusion of Value
Based on the preceding analysis and subject to the definitions, assumptions, and limiting conditions expressed herein, it is our opinion that the market value of the leased fee estate of the subject as of April 20, 2004, is:
TWO HUNDRED EIGHT MILLION FIVE HUNDRED THOUSAND
DOLLARS
($208,500,000).
The preceding value conclusion is subject to the following Extraordinary Assumptions:
1.	Based upon the age of the improvements, there is the possibility that they contain asbestos and/or lead paint. Also, the site presently contains underground fuel storage tanks used for the storage of heating fuel. Our estimate of value is based upon the site being free of environmental hazards, which would negatively impact value.

2.	The value conclusions do not consider the contributory benefit of furniture, fixtures, and equipment such as leasing office and community room furniture, office furniture and equipment, and recreational amenities.

3.	Building plans were incomplete, and “as built” plans and location surveys were not available. Gross building and individual unit rentable areas are based upon information and construction drawings provided by management. We have relied upon measurement information provided by property management. Gross and rentable areas of the subject and comparables should be considered as the best estimates available for description purposes, but should not be relied upon for any other purpose.
Exposure Time
Exposure time is the estimated length of time that the subject would have been offered on the market prior to a hypothetical sale of the property on the effective date of the appraisal. Based on data obtained from sales transactions and interviews with market participants, it is our opinion that the probable exposure time for the property at the concluded market value is six months.
Marketing Period
Marketing period is an opinion of the amount of time it might to take to sell the subject at the concluded market value during the period immediately following the effective date of the appraisal. Because we foresee no significant changes in market conditions in the near term, it is our opinion that a reasonable marketing period for the subject is the same as its exposure time. Therefore, we estimate the subject’s marketing period to be six months.

Springhill Lake Apartments	Certification
CERTIFICATION
We certify that, to the best of our knowledge and belief:
1.	The statements of fact contained in this report are true and correct.

2.	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3.	We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

4.	We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

5.	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6.	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7.	Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, which includes the Uniform Standards of Professional Appraisal Practice (USPAP), and also in conformity with the appraisal regulations issued in connection with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8.	Patrick C. Kerr, MAI, SRA, and Jennifer L. McCoun made a personal inspection of the property that is the subject of this report on April 19 and 20, 2004.

9.	No one provided significant real property appraisal assistance to the person(s) signing this certification.

10.	This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

11.	We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

12.	It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

13.	We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

14.	The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

Springhill Lake Apartments	Certification
15.	As of the date of this report, Patrick C. Kerr, MAI, SRA, has completed the continuing education program of the Appraisal Institute.
Patrick C. Kerr, MAI, SRA
Managing Director
Certified General Real Estate Appraiser
Maryland Certificate #1100
Jennifer L. McCoun
Analyst
Real Estate Appraiser Trainee
Maryland License #11740

Statement of Limiting Conditions and
Appraiser’s Certification
DEFINITION OF MARKET VALUE: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what he considers his own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale.
*Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third Party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market’s reaction to the financing or concessions based on the appraiser’s judgment.
STATEMENT OF LIMITING CONDITIONS AND APPRAISER’S CERTIFICATION
CONTINGENT AND LIMITING CONDITIONS: The appraiser’s certification that appears in the appraisal report is subject to the following conditions:
1. The appraiser will not be responsible for matters of a legal nature that affect either the property being appraised or the title to it. The appraiser assumes that the title is good and marketable and, therefore, will not render any opinions about the title. The property is appraised on the basis of it being under responsible ownership.
2. The appraiser has provided a sketch in the appraisal report to show approximate dimensions of the improvements and the sketch is included only to assist the reader of the report in visualizing the property and understanding the appraiser’s determination of its size.
3. The appraiser has examined the available flood maps that are provided by the Federal Emergency Management Agency (or other data sources) and has noted in the appraisal report whether the subject site is located in an identified Special Flood Hazard Area. Because the appraiser is not a surveyor, he or she makes no guarantees, express or implied, regarding this determination.
4. The appraiser will not give testimony or appear in court because he or she made an appraisal of the property in question, unless specific arrangements to do so have been made beforehand.
5. The appraiser has estimated the value of the land in the cost approach at its highest and best use and the improvements at their contributory value. These separate valuations of the land and improvements must not be used in conjunction with any other appraisal and are invalid if they are so used.
6. The appraiser has noted in the appraisal report any adverse conditions (such as, needed repairs, depreciation, the presence of hazardous wastes, toxic substances, etc.) observed during the inspection of the subject property or that he or she became aware of during the normal research involved in performing the appraisal. Unless otherwise stated in the appraisal report, the appraiser has no knowledge of any hidden or unapparent conditions of the property or adverse environmental conditions (including the presence of hazardous wastes, toxic substances, etc.) that would make the property more or less valuable, and has assumed that there are no such conditions and makes no guarantees or warranties, express or implied, regarding the condition of the property. The appraiser will not be responsible for any such conditions that do exist or for any engineering or testing that might be required to discover whether such conditions exist. Because the appraiser is not an expert in the field of environmental hazards, the appraisal report must not be considered as an environmental assessment of the property.
7. The appraiser obtained the information, estimates, and opinions that were expressed in the appraisal report from sources that he or she considers to be reliable and believes them to be true and correct. The appraiser does not assume responsibility for the accuracy of such items that were furnished by other parties.
8. The appraiser will not disclose the contents of the appraisal report except as provided for in the Uniform Standards of Professional Appraisal Practice.
9. The appraiser has based his or her appraisal report and valuation conclusion for an appraisal that is subject to satisfactory completion, repairs, or alterations on the assumption that completion of the improvements will be performed in a workmanlike manner.
10. The appraiser must provide his or her prior written consent before the lender/client, specified in the appraisal report can distribute the appraisal report (including conclusions about the property value, the appraiser’s identity and professional designations, and references to any professional appraisal organizations or the firm with which the appraiser is associated) to anyone other than the borrower; the mortgagee or its successors and assigns; the mortgage insurer: consultants; professional appraisal organizations: any state or federally approved financial institution: or any department, agency, or instrumentality of the United States or any state or the District of Columbia; except that the lender,/client may distribute the property description section of the report only to data collection or reporting service(s) without, having to obtain the appraiser’s prior written consent. The appraiser’s written consent and approval must also be obtained before the appraisal can be conveyed by anyone to the public through advertising, public relations, news, sales, or other media.

Freddie Mac Form 439 (6/93, 10/98), Page 1 of 2	[Fannie Mae Form 1004B (6/93)]

APPRAISER’S CERTIFICATION: The Appraiser certifies and agrees that:
1. I have researched the subject market area and halve selected a minimum of three recent sales of properties most Similar and Proximate to the subject property for consideration in the sales comparison analysis and have made a dollar adjustment when appropriate to reflect the market reaction to those items of significant variation if a significant item in a comparable property is superior to, or more favorable than, the subject property. I have made a negative adjustment to reduce the adjusted sales price of the comparable and, if a significant item in a comparable property is inferior to or less favorable than the subject property, I have made a positive adjustment to increase the adjusted sales price of the comparable.
2. I have taken into consideration the factors that have an impact on value in my development of the estimate of market value in the appraisal report. I have not knowingly withheld any significant information from the appraisal report and I believe, to the best of my knowledge, that all statements and information in the appraisal report are true and correct.
3. I stated in the appraisal report only my own personal, unbiased, and professional analysis, opinions, and conclusions, which; are subject only to the contingent and limiting conditions specified in this form.
4. I have no present or prospective interest in the property that is the subject to this report, and I have no present or prospective personal interest or bias with respect to the participants in the transaction. I did not base, either partially or completely, my analysis and/or the estimate of market value in the appraisal report on the race, color, religion, sex, handicap, familial status, or national origin of either the prospective owners or occupants of the subject property or of the present owners or occupants of the properties in the vicinity of the subject property.
5. I have no present or contemplated future interest in the subject property, and neither my current or future employment nor my compensation for performing this appraisal is contingent on the appraised value of the property.
6. I was not required to report a predetermined value or direction in value that favors the cause of the client or any related party, the amount of the value estimate, the attainment of a specific result, or the occurrence of a subsequent event in order to receive my compensation and for employment for performing the appraisal. I did not base the appraisal report on a requested minimum valuation, a specific valuation, or the need to approve a specific mortgage loan.
7. I performed this appraisal in conformity with the Uniform Standards of Professional Appraisal Practice that were adopted and promulgated by the Appraisal Standards Board of the Appraisal Foundation and that were in place as of the effective date of this appraisal, with the exception of the departure provision of those Standards, which does not apply. I acknowledge that an estimate of a reasonable time for exposure in the open market is a condition in the definition of market value and the estimate I developed is consistent with the marketing time noted in the neighborhood section of this report, unless I have otherwise stated in the reconciliation section.
8. I have personally inspected the interior and exterior areas of the subject property and the exterior of all properties listed as comparables in the appraisal report. I further certify that I have noted any apparent or known adverse conditions in the subject improvements, on the subject site, or on any site within the immediate vicinity of the subject property of which I am aware and have made adjustments for these adverse conditions in my analysis of the property value to the extent that I had market evidence to support them. I have also commented about the effect of the adverse conditions on the marketability of the subject property.
9. I personally prepared all conclusions and opinions about the real estate that were set forth in the appraisal report. If I relied on significant professional assistance from any individual or individuals in the performance of the appraisal or the preparation of the appraisal report, I have named such individual(s) and disclosed the specific tasks performed by them in the reconciliation section of this appraisal report. I certify that any individual so named is qualified to perform the tasks. I have not authorized anyone to make a change to any item in the report; therefore, if an unauthorized change is made to the appraisal report, I will take no responsibility for it.
SUPERVISORY APPRAISER’S CERTIFICATION: If a supervisory appraiser signed the appraisal report, he or she certifies and agrees that: I directly supervise the appraiser who prepared the appraisal report, have reviewed the appraisal report, agree with the statements and conclusions of the appraiser, agree to be bound by the appraiser’s certifications numbered 4 through 7 above. and am taking full responsibility for the appraisal and the appraisal report.

ADDRESS OF PROPERTY APPRAISED:	9164 Edmonston Road, Greenbelt, MD 20770

APPRAISER:		SUPERVISORY APPRAISER (only if required):

Signature:	/s/ Patrick C. Kerr, MAI, SRA	Signature:

Name:	Patrick C. Kerr, MAI, SRA	Name:

Date Signed:	5/6/04	Date Signed:

State Certification #:	1100	State Certification #:

or State License #:		or State License #:

State:	Maryland	State:

Expiration Date of Certification or License:	12/31/06	Expiration Date of Certification or License:

☐ Did ☐ Did Not Inspect Property

Freddie Mac Form 439 (6/93, 10/98), Page 2 of 2	[Fannie Mae Form 1004B (6/93)]

Springhill Lake Apartments	Assumptions and Limiting Conditions
ASSUMPTIONS AND LIMITING CONDITIONS
In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:
1.	The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

2.	There are no existing judgments or pending or threatened litigation that could affect the value of the property.

3.	There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

4.	The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

5.	The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

6.	The information furnished by others is believed to be reliable, but no warranty is given for its accuracy.
Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.
1.	An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

2.	The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

3.	No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

4.	No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

5.	We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

6.	We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

Springhill Lake Apartments	Assumptions and Limiting Conditions
7.	No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

8.	We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

9.	The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

10.	Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

11.	Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

12.	Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

13.	If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

14.	No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

15.	The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

16.	The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

17.	The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur;

Springhill Lake Apartments	Assumptions and Limiting Conditions
therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

18.	The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner’s financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner’s financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner’s financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

19.	This appraisal report has been prepared for the exclusive benefit of GMAC Commercial Mortgage Corporation, 200 Witmer Road, Horsham, PA, and Freddie Mac. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

20.	No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

21.	We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.
The preceding value conclusion is subject to the following Extraordinary Assumptions:
1.	Based upon the age of the improvements, there is the possibility that they contain asbestos and/or lead paint. Also, the site presently contains underground fuel storage tanks used for the storage of heating fuel. Our estimate of value is based upon the site being free of environmental hazards, which would negatively impact value.

2.	The value conclusions do not consider the contributory benefit of furniture, fixtures, and equipment such as leasing office and community room furniture, office furniture and equipment, and recreational amenities.

3.	Building plans were incomplete, and “as built” plans and location surveys were not available. Gross building and individual unit rentable areas are based upon information and construction drawings provided by management. We have relied upon measurement information provided by property management. Gross and rentable areas of the subject and comparables should be considered as the best estimates available for description purposes, but should not be relied upon for any other purpose.

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